Exhibit 99.1
Consolidated Financial Statements
As of December 31, 2008 and 2007
and for each of the Three Years in the Period Ended December 31, 2008

BEARINGPOINT, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page | 1

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of BearingPoint, Inc.:
We have audited the accompanying consolidated balance sheets of BearingPoint, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the 2008 and 2007 financial statements referred to above present fairly, in all material respects, the consolidated financial position of BearingPoint, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
The accompanying consolidated financial statements have been prepared assuming that BearingPoint, Inc. will continue as a going concern. As more fully described in Note 1 to the consolidated financial statements, on February 18, 2009, the Company and certain of its U.S. subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. Uncertainties inherent in the bankruptcy process raise substantial doubt about BearingPoint, Inc.’s ability to continue as a going concern. Management’s plans with respect to these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
As discussed in Note 14 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.
/s/ Ernst & Young LLP
McLean, Virginia
March 30, 2009

Page | 2

REPORT OF PRICEWATERHOUSE COOPERS LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of BearingPoint, Inc.:
     In our opinion, the consolidated statements of operations, changes in stockholders’ deficit and of cash flows for the year ended December 31, 2006, before the effects of the adjustments to retrospectively reflect the reverse stock split described in Note 1, present fairly, in all material respects, the results of operations and cash flows of BearingPoint, Inc. and its subsidiaries (the “Company”) for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America (the 2006 financial statements before the effects of the adjustments discussed in Note 1 are not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit, before the effects of these adjustments described above, of these statements in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively reflect the reverse stock split described in Note 1 and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were not audited.
     As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit pension and other post retirement plans effective December 31, 2006.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 27, 2007

Page | 3

BEARINGPOINT, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$349,664	$466,815
Restricted cash (note 2)	3,468	1,703
Accounts receivable, net of allowance for doubtful accounts of $2,287 at December 31, 2008 and $5,980 at December 31, 2007	294,069	356,178
Unbilled revenue	228,828	319,132
Income tax receivable	11,854	8,869
Deferred income taxes	13,555	11,521
Prepaid expenses	43,060	36,500
Other current assets	22,761	43,172

Total current assets	967,259	1,243,890
Property and equipment, net	102,187	103,671
Goodwill	478,545	494,656
Deferred income taxes, less current portion	17,008	25,179
Other assets	89,916	114,008

Total assets	$1,654,915	$1,981,404

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of notes payable	$203,997	$3,700
Accounts payable	153,121	215,999
Accrued payroll and employee benefits	295,253	368,208
Deferred revenue	69,489	115,961
Income tax payable	30,116	58,304
Current portion of accrued lease and facilities charges	14,956	17,618
Deferred income taxes	8,339	15,022
Accrued legal settlements	6,591	8,716
Other current liabilities	83,149	108,364

Total current liabilities	865,011	911,892
Notes payable, less current portion	772,919	970,943
Accrued employee benefits	124,335	118,235
Accrued lease and facilities charges, less current portion	25,226	48,066
Deferred income taxes, less current portion	36,933	9,581
Income tax reserve	238,548	242,308
Other liabilities	138,174	149,668

Total liabilities	2,201,146	2,450,693

Commitments and contingencies (notes 9, 10, 11)
Stockholders’ deficit:
Preferred stock, $.01 par value 10,000,000 shares authorized	—	—
Common stock, $.01 par value 1,000,000,000 shares authorized, 4,514,555 shares issued and 4,417,553 shares outstanding on December 31, 2008 and 4,397,803 shares issued and 4,303,122 shares outstanding on December 31, 2007	2,244	2,186
Additional paid-in capital	1,387,154	1,438,369
Accumulated deficit	(2,212,650)	(2,180,578)
Accumulated other comprehensive income	315,297	308,857
Treasury stock, at cost (97,002 shares on December 31, 2008 and 94,681 shares on December 31, 2007)	(38,276)	(38,123)

Total stockholders’ deficit	(546,231)	(469,289)

Total liabilities and stockholders’ deficit	$1,654,915	$1,981,404

The accompanying notes are an integral part of these Consolidated Financial Statements.

Page | 4

BEARINGPOINT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2008	2007	2006
Revenue	$3,197,041	$3,455,562	$3,444,003
Costs of service:
Professional compensation	1,564,250	1,858,480	1,725,479
Other direct contract expenses	674,627	807,709	888,152
Lease and facilities restructuring (benefit) charges	(3,524)	20,869	29,621
Other costs of service	282,377	299,979	250,225

Total costs of service	2,517,730	2,987,037	2,893,477

Gross profit	679,311	468,525	550,526
Amortization of purchased intangible assets	—	—	1,545
Selling, general and administrative expenses	550,818	701,317	748,250

Operating income (loss)	128,493	(232,792)	(199,269)
Interest income	7,374	12,084	8,749
Interest expense	(61,023)	(61,216)	(37,182)
Insurance settlement	—	—	38,000
Other (expense) income, net	(38,162)	(8,566)	8,659

Income (loss) before taxes	36,682	(290,490)	(181,043)
Income tax expense	68,754	72,233	32,397

Net loss	$(32,072)	$(362,723)	$(213,440)

Loss per share — basic and diluted:
Net loss	$(7.18)	$(83.90)	$(50.30)*
Weighted average shares — basic and diluted	4,468,179	4,323,343	4,243,093 *

*       Unaudited for reverse stock split, see Note 1, “Reverse Stock Split.”
The accompanying notes are an integral part of these Consolidated Financial Statements

Page | 5

BEARINGPOINT, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(in thousands)

						Notes	Accumulated
	Common Stock			Additional		receivable	other
	Shares			paid-in	Accumulated	from	comprehensive	Treasury Stock		Comprehensive
	issued		Amount	capital	deficit	stockholders	income (loss)	Shares	Amount	Income (loss)	Total
Balance at December 31, 2005	4,107	*	$2,044	$1,261,797	$(1,484,199)	$(7,578)	$218,091	(76)*	$(35,727)		$(45,572)

Notes receivable from stockholders, including $3 in interest and forgiveness of loan	—		—	—	—	112	—	—	—		112
Restricted stock awards to Board of Directors	1	*	—	460	—	—	—	—	—		460
Compensation recognized for stock options and restricted stock units	—		—	52,933	—	—	—	—	—		52,933
SFAS 158 adjustment, net of tax benefit of $3,756	—		—	—	—	—	(11,417)	—	—		(11,417)
Comprehensive income (loss):
Net loss	—		—	—	(213,440)	—	—	—	—	$(213,440)	(213,440)
Minimum pension liability, net of tax of $2,961	—		—	—	—	—	8,880	—	—	8,880	8,880
Foreign currency translation adjustment	—		—	—	—	—	30,743	—	—	30,743	30,743

Total comprehensive loss										$(173,817)

Balance at December 31, 2006	4,108	*	$2,044	$1,315,190	$(1,697,639)	$(7,466)	$246,297	(76)*	$(35,727)		$(177,301)

Compensation recognized for stock options, restricted stock units, performance share units, Employee Stock Purchase Plan, BE an Owner and restricted stock awards	—		—	97,062	—	—	—	—	—		97,062
Sale of common stock under Employee Stock Purchase Plan — BE an Owner	51		26	10,122	—	—	—	—	—		10,148
Sale of common stock under Employee Stock Purchase Plan	62		31	12,343	—	—	—	—	—		12,374
Restricted stock awards to Board of Directors	1		—	—	—	—	—	—	—		—
Settlement of notes receivable from stockholders	—		(3)	(6,649)	—	7,466	—	(6)	(782)		32
Settlement of Softline acquisition obligation	11		6	10,383	—	—	—	—	—		10,389
Settlement of restricted stock units	165		82	(82)	—	—	—	(13)	(1,614)		(1,614)
FSP 00-19-2 adoption	—		—	—	(371)	—	—	—	—		(371)
FIN 48 adoption	—		—	—	(119,845)	—	—	—	—		(119,845)
Comprehensive income (loss):
Net loss	—		—	—	(362,723)	—	—	—	—	$(362,723)	(362,723)
Prior service cost, net of tax benefit of $1,270	—		—	—	—	—	1,800	—	—	1,800	1,800
Net actuarial gain, net of tax of $6,229	—		—	—	—	—	13,056	—	—	13,056	13,056
Foreign currency translation adjustment.	—		—	—	—	—	47,704	—	—	47,704	47,704

Total comprehensive loss										$(300,163)

Balance at December 31, 2007	4,398		$2,186	$1,438,369	$(2,180,578)	$—	$308,857	(95)	$(38,123)		$(469,289)

Compensation recognized for stock options, restricted stock units, performance share units, Employee Stock Purchase Plan, BE an Owner and restricted stock awards, net of adjustments	—		—	(52,778)	—	—	—	—	—		(52,778)
Sale of common stock under Employee Stock Purchase Plan	46		23	1,672	—	—	—	—	—		1,695
Restricted stock awards to Board of Directors	1		—	124	—	—	—	—	—		124
Settlement of restricted stock units	70		35	(233)	—	—	—	(2)	(153)		(351)
Comprehensive income (loss):
Net loss	—		—	—	(32,072)	—	—	—	—	$(32,072)	(32,072)
Prior service cost, net of tax of $110	—		—	—	—	—	1,126	—	—	1,126	1,126
Net actuarial loss, net of tax benefit of $(1,442)	—		—	—	—	—	(3,983)	—	—	(3,983)	(3,983)
Foreign currency translation adjustment.	—		—	—	—	—	9,297	—	—	9,297	9,297

Total comprehensive income										$(25,632)

Balance at December 31, 2008	4,515		$2,244	$1,387,154	$(2,212,650)	$—	$315,297	(97)	$(38,276)		$(546,231)

*       Unaudited for reverse stock split, see Note 1, “Reverse Stock Split.”
The accompanying notes are an integral part of these Consolidated Financial Statements.

Page | 6

BEARINGPOINT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net loss	$(32,072)	$(362,723)	$(213,440)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Deferred income taxes	21,976	4,060	(13,406)
(Benefit) provision for doubtful accounts	(1,343)	2,465	(464)
Stock-based compensation, net of adjustments	(52,654)	97,062	53,393
Depreciation and amortization of property and equipment	45,915	63,472	74,023
Amortization of purchased intangible assets	—	—	1,545
Lease and facilities restructuring (benefit) charges	(3,524)	20,869	29,621
Loss on disposal and impairment of assets	4,929	9,575	3,769
Amortization of debt issuance costs and debt accretion	12,410	13,955	8,936
Reversal of global tax equalizations	(36,959)	—	—
Unrealized foreign exchange losses (gains)	16,935	11,326	(8,549)
Changes in assets and liabilities:
Accounts receivable	57,808	17,353	84,124
Unbilled revenue	85,560	28,510	19,814
Income tax receivable, prepaid expenses and other current assets	9,084	20,188	(22,557)
Other assets	17,205	(13,917)	(4,565)
Accounts payable	(62,182)	(58,711)	(26,322)
Income tax payable, accrued legal settlements and other current liabilities	(63,814)	(51,421)	(12,715)
Accrued payroll and employee benefits	(25,240)	(5,501)	48,099
Deferred revenue	(57,025)	(18,941)	(38,605)
Income tax reserve and other liabilities	(867)	29,084	78,269

Net cash (used in) provided by operating activities	(63,858)	(193,295)	60,970

Cash flows from investing activities:
Purchases of property and equipment	(48,221)	(38,227)	(52,871)
(Increase) decrease in restricted cash	(1,765)	1,393	118,151

Net cash (used in) provided by investing activities	(49,986)	(36,834)	65,280

Cash flows from financing activities:
Proceeds from issuance of common stock	1,695	12,374	—
Treasury stock through net share delivery	(118)	(1,614)	—
Net proceeds from issuance of notes payable	2,141	284,015	—
Repayments of notes payable	(5,391)	(4,209)	(6,506)
Increase (decrease) in book overdrafts	1,106	—	(810)

Net cash (used in) provided by financing activities	(567)	290,566	(7,316)

Effect of exchange rate changes on cash and cash equivalents	(2,740)	16,807	15,297

Net (decrease) increase in cash and cash equivalents	(117,151)	77,244	134,231
Cash and cash equivalents — beginning of period	466,815	389,571	255,340

Cash and cash equivalents — end of period	$349,664	$466,815	$389,571

Supplementary cash flow information:
Interest paid	$50,150	$43,733	$27,582
Taxes paid, net of refunds	$69,108	$18,427	$21,333
Supplemental non-cash investing and financing activities:
Settlement of notes receivable from stockholders	$—	$7,466	$—
Settlement of Softline acquisition obligation	$—	$10,389	$—
Sale of common stock — BE an Owner	$—	$10,148	$—
The accompanying notes are an integral part of these Consolidated Financial Statements.

Page | 7

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
1. Description of the Business, Chapter 11 Reorganization Proceedings and Basis of Presentation
     The Company
     BearingPoint, Inc. (the “Company”) is one of the world’s leading providers of management and technology consulting services to Forbes Global 2000 companies as well as government organizations. The Company’s core services, which include management consulting, technology solutions, as well as application services and managed services, are designed to help its clients generate revenue, increase cost-effectiveness, manage regulatory compliance, integrate information and transition to “next-generation” technology. The Company had approximately 15,200 employees at December 31, 2008.
     In North America, the Company delivers consulting services through its Public Services, Commercial Services and Financial Services industry groups, which provide significant industry-specific knowledge and service offerings. Outside of North America, the Company is organized on a geographic basis - Europe, the Middle East and Africa (“EMEA”), the Asia Pacific region and Latin America. As of January 1, 2009, the Company combined three of its business segments, Commercial Services, Financial Services and Latin America, into Commercial Services and will manage the operations of these three segments as one combined segment reporting to a single segment leader, and realign resources and internal management to gain synergies in both costs and revenue.
  Reverse Stock Split
     At the annual meeting of stockholders held on December 5, 2008, the Company’s stockholders approved the implementation of a one-for-fifty reverse stock split of the Company’s common stock. The record and effective date for the reverse stock split was December 10, 2008. Immediately prior to the effective time of the reverse stock split, the Company had 220,851,816 shares of common stock outstanding. Upon the effectiveness of the reverse stock split, the Company had 4,417,036 shares of common stock outstanding. The reverse stock split had no effect on the number of authorized shares of common stock. All share amounts presented in the Consolidated Financial Statements and in the notes thereto have been adjusted to reflect the reverse stock split. The effect of the reverse stock split on 2006 and 2005 disclosures is unaudited.
  Chapter 11 Bankruptcy Proceedings and Proposed Plan of Reorganization; Proposed Sale of Portions of the Company
     On February 18, 2009 (the “Petition Date”), BearingPoint, Inc. and certain of its subsidiaries based in the U.S. (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The chapter 11 cases are being jointly administered, for procedural purposes only, under the caption “In re BearingPoint, Inc., et al.,” Case No. 09-10691 (REG) (the “Chapter 11 Cases”). The Debtors will continue to manage their properties and operate their business as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. In addition, as part of the relief granted to the Debtors on the Petition Date, the Bankruptcy Court entered an order confirming that the Company’s subsidiaries that are domiciled outside of the United States are not part of the Chapter 11 Cases. The Debtors expect to continue to operate in the normal course of business during the reorganization process and to continue to serve their clients. The Debtors may pay all debts and honor all obligations arising in the ordinary course of their businesses after the Petition Date. However, the Debtors may not pay creditors on account of obligations arising before the Petition Date or engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.
     On November 13, 2008, the New York Stock Exchange (the “NYSE”) notified the Company that it had decided to suspend trading in the Company’s common stock prior to market open on November 17, 2008, based on its determination that the trading price of the Company’s common stock was “abnormally low.” The Company appealed the NYSE’s decision to suspend the trading of its common stock; however, since the Company commenced the Chapter 11 Cases, the Company withdrew its appeal on March 5, 2009 and the Company’s common stock was delisted from the NYSE effective as of March 19, 2009.

Page | 8

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
     The decision to seek relief under the Bankruptcy Code was made after an exhaustive review of alternative options. In addition to potentially reducing the Company’s unsustainable debt burden, the bankruptcy process resolves near-term cash payment obligations relating to the right of the holders of the $200.0 million 5.00% Convertible Senior Subordinated Debentures due 2025 (the “5.00% Convertible Senior Debentures”) to require the Company to repurchase the 5.00% Convertible Senior Debentures, as early as April 2009, at a purchase price equal to 100% of the principal amount of $200 million, plus any accrued and unpaid interest. The Company’s failure to repurchase these debentures pursuant to the holders’ option would have caused a cross default under certain other debentures and the $500.0 million senior secured credit facility dated as of May 18, 2007 and as amended and restated on June 1, 2007 (the “2007 Credit Facility”). Such a cross default would, in turn, have caused all amounts outstanding thereunder to accelerate. The bankruptcy filing also resolved the prospect that the Company would have to repay all of its outstanding debt in the event its common stock is delisted from the NYSE. The chapter 11 filing, however, has resulted in the acceleration of these debt obligations. Accordingly, they became automatically due and payable, subject to an automatic stay pursuant to the Bankruptcy Code of any action to collect or recover a claim against the Debtors. While the Company believes it will be able to reduce its unsustainable debt burden through the bankruptcy process, there can be no assurances that it will be successful in doing so.
     On the Petition Date, the Debtors filed a “pre-arranged” proposed joint plan of reorganization (the “Plan”), which embodied the original proposed terms of the Debtors’ restructuring. The Debtors’ secured lenders (the “Secured Lenders”) that are parties to the 2007 Credit Facility agreed in principle to support the Plan. The proposed Plan, among other things, provides that:
•	New Senior Secured Credit Facility. The 2007 Credit Facility will be replaced with a new senior secured credit facility as follows: term loan in the amount of $272 million plus accrued interest and a synthetic letter of credit facility in the amount of up to $130 million; plus the issuance of new convertible preferred stock with a liquidation preference of $50 million, plus accrued and unpaid dividends, which is convertible into class 3 common stock (as described below).

•	Unsecured Debt. All unsecured debt will be exchanged for three different classes of common stock. Holders of the 5.00% Convertible Senior Debentures and holders of the $40 million 0.50% Convertible Senior Subordinated Debentures due 2010 (the “0.50% Convertible Senior Debentures”) will receive shares of class 1 common stock. Holders of the $250 million 2.50% Series A Convertible Subordinated Debentures due 2024 (the “Series A Convertible Subordinated Debentures”) and holders of the $200 million 2.75% Series B Convertible Subordinated Debentures due 2024 (the “Series B Convertible Subordinated Debentures”) will receive shares of class 2 common stock. Certain general unsecured creditors will receive shares of class 3 common stock. The three classes of common stock will be entitled to the same dividends, distributions and voting rights, except that until the holders of class 1 common stock have received dividends and distributions of $240 million, such holders will be entitled to the dividend, distribution and voting rights (except with respect to the election of directors) of the holders of class 2 common stock.

•	Existing Equity. All existing equity in the Company will be cancelled for no consideration.
     Based on the Company’s recent announcement regarding the proposed sale of various portions of the Company, however, the Company expects that the proposed Plan will be modified accordingly. If the Company is successful in selling all or substantially all of its assets, it would result in the liquidation of the Company’s business and the Company would cease to operate as a going concern.
     In order for a plan of reorganization to be confirmed by the Bankruptcy Court, such plan must be voted on by holders of impaired claims and must satisfy certain requirements of the Bankruptcy Code. Confirmation of a plan of reorganization by a Bankruptcy Court would make the plan binding on the Debtors, any issuer of securities under the plan, any person acquiring property under the plan and any of the Debtors’ creditors or equity interest holders. Subject to certain limited exceptions, the order confirming a plan of reorganization will generally discharge debtors from any debt that arose prior to the date of confirmation of such plan and substitutes for such debt the obligations specified under the confirmed plan.
     The Bankruptcy Court granted all of the relief sought by the Debtors on the Petition Date, including our motion for interim authority to use the Secured Lenders’ cash collateral, which provides us with continued access to funds to operate our business. A final hearing on the cash collateral motion is scheduled for April 8, 2009. The Bankruptcy Court also entered an interim order establishing notification procedures and restrictions in connection with holding and trading in our common stock and claims.

Page | 9

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
The order is intended to preserve, to the greatest extent possible, the potential value of certain of our tax attributes, both during the pendency of the Chapter 11 Cases and following emergence from bankruptcy.
     As required by the Bankruptcy Code, the United States Trustee for the Southern District of New York appointed an official committee of unsecured creditors on February 27, 2009.
     On March 5, 2009, the Debtors filed their schedules of assets and liabilities and their statements of financial affairs with the Bankruptcy Court. On March 11, 2009, the Bankruptcy Court issued an order establishing April 17, 2009 as the deadline for each person or entity other than a governmental unit (as defined in the Bankruptcy Code) to file a proof of claim against any of the Debtors to assert any claim.
     On March 23, 2009, the Company, certain of its subsidiaries and Deloitte LLP (“Deloitte”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell a substantial portion of its assets related to its North American Public Services business to Deloitte for $350,000, subject to adjustment, and Deloitte agreed to assume certain liabilities associated with these assets as set forth in the Purchase Agreement. The consummation of the transaction contemplated by the Purchase Agreement is subject to (i) the approval of the Bankruptcy Court of certain bidding procedures in connection with an auction of all or substantially all of the assets of the Company’s Public Services business to be held on April 15, 2009 (the “Auction”), (ii) the Company not receiving higher or better offers at the Auction, (iii) the approval of the Bankruptcy Court of the Purchase Agreement and the sale transaction and (iv) other customary closing conditions.
     In addition, on March 23, 2009, the Company signed a non-binding letter of intent to sell a substantial portion of its North American Commercial Services business, including its Financial Services segment, to PricewaterhouseCoopers LLP for $25,000. The Company also announced that it is in advanced negotiations with PwC Advisory Co., Ltd., a PricewaterhouseCoopers firm operating in Japan, to sell its consulting practice in Japan, and in late-stage negotiations with its local management teams to sell its European and Latin America practices. Further, the Company is in separate negotiations with other parties and local management to sell its various Asia Pacific practices, separate from Japan. There can be no assurance that the Company can enter into definitive agreements regarding such sales or that any transaction will be completed. In addition, the consummation of any such transaction may be subject to approval by the Bankruptcy Court. If the Company is successful in selling all or substantially all of its assets, it would result in the liquidation of the Company’s business and the Company would cease to operate as a going concern. The net proceeds received through the successful completion of any of the aforementioned sales transactions would be reduced by applicable fees and costs directly associated with completion of the transactions.
     Subsequent to the bankruptcy filing date, the provisions in Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”) apply to the Debtors’ financial statements while the Debtors operate under the provisions of chapter 11. SOP 90-7 does not change the application of generally accepted accounting principles in the preparation of financial statements. However, SOP 90-7 does require that the financial statements, for periods including and subsequent to the filing of the chapter 11 petition, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.
  Going Concern
     As discussed above, the Debtors are operating under chapter 11 of the Bankruptcy Code the uncertainties inherent in the bankruptcy process raise substantial doubt relating to the Company’s ability to continue as a going concern.
      In addition, a plan of reorganization could materially change amounts reported in the Company’s consolidated financial statements, which do not give effect to any adjustments of the carrying value of assets and liabilities that are necessary as a consequence of reorganization under chapter 11 of the Bankruptcy Code.

Page | 10

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
2. Summary of Significant Accounting Policies
  Principles of Consolidation
     The Consolidated Financial Statements reflect the operations of the Company and all of its majority-owned subsidiaries. Upon consolidation, all intercompany accounts and transactions are eliminated. Certain of the Company’s consolidated foreign subsidiaries reported their results on a one-month reporting lag, which allowed additional time to compile results. During the fourth quarter of 2006, the one-month reporting lag in the remaining EMEA entities was eliminated, in order for certain foreign subsidiaries of the Company to report on a basis consistent with the Company’s fiscal reporting period. The elimination of one month of activity increased the Company’s 2006 consolidated net loss for the year ended December 31, 2006 by $1,164.
  Use of Estimates
     The preparation of Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States requires that management make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting period. Management’s estimates, assumptions and judgments are derived and continually evaluated based on available information, historical experience and various other assumptions that are believed to be reasonable under the circumstances. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates.
Reclassifications
     Certain amounts reported in previous years have been reclassified to conform to the current period presentation.
Revenue Recognition
     The Company earns revenue from three primary sources: (1) technology integration services in which it designs, builds and implements new or enhanced system applications and related processes, (2) services to provide general business consulting, such as system selection or assessment, feasibility studies, business valuations and corporate strategy services, and (3) managed services in which it manages, staffs, maintains, hosts or otherwise runs solutions and systems provided to its customers. Contracts for these services have different terms based on the scope, deliverables and complexity of the engagement, which require management to make judgments and estimates in recognizing revenue. The Company is compensated on contracts principally through time and material arrangements, cost-reimbursable plus fee arrangements, and fixed price arrangements.
     Technology integration services represent a significant portion of the Company’s business and are generally accounted for under the percentage-of-completion method in accordance with Statement of Position (“SOP”) 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”). A portion of the Company’s revenue is derived from arrangements that include software developed and/or provided by the Company. The Company recognizes software license fees included in these arrangements as revenue in accordance with SOP 97-2, “Software Revenue Recognition” as amended by SOP 98-9 by applying the provisions of SOP 81-1, as appropriate. Software license fee revenue is generally included in the Company’s technology integration service revenue, which is recognized using the percentage-of-completion method. Under the percentage-of-completion method, management estimates the percentage of completion based upon costs to the client incurred as a percentage of the total estimated costs to the client. When total cost estimates exceed revenue, the Company accrues for the estimated losses immediately. The use of the percentage-of-completion method requires significant judgment relative to estimating total contract revenue and costs, including assumptions relative to the length of time to complete the project, the nature and complexity of the work to be performed, and anticipated changes in estimated salaries and other costs. Incentives and award payments are included in estimated revenue using the percentage-of-completion method when the realization of such amounts is deemed probable upon achievement of certain defined goals. Estimates of total contract revenue and costs are continuously monitored during the term of the contract and are subject to revision as the contract progresses. When revisions in estimated contract revenue and costs are determined, such adjustments are recorded in the period in which they are first identified. Revenue arrangements entered into with the same client that are accounted for under SOP 81-1 are accounted for on a combined basis when they: are negotiated as a package with an overall profit margin objective; essentially represent an agreement to do a single project; involve interrelated activities with substantial common costs; and are performed concurrently or sequentially.

Page | 11

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
     Revenue for general business consulting services is recognized as work is performed and amounts are earned in accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” as amended by SAB No. 104, “Revenue Recognition” (“SAB 104”). The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectibility is reasonably assured. For these types of arrangements, the Company recognizes revenue over the period of performance. Depending on the specific contractual provisions and nature of the deliverable, revenue may be recognized on a proportional performance model based on level of effort, as milestones are achieved or when final deliverables have been provided. Revenue arrangements entered into with the same client that are accounted for under SAB 104 are accounted for on a combined basis when they are entered into at or near the same time, unless it is clearly evident that the contracts are not related to one another.
     For managed service arrangements, the Company typically implements or builds system applications for customers that it then manages or runs for periods that may span several years. Such arrangements include the delivery of a combination of one or more of the Company’s service offerings and are governed by Emerging Issues Task Force Issue (“EITF”) 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” In managed service arrangements in which the system application implementation or build has standalone value to the customer, and management has sufficient objective evidence of fair value for the managed or run services, the Company bifurcates the total arrangement into two units of accounting based upon the residual method: (i) the system application implementation or build, which is recognized as technology integration services using the percentage-of-completion method under SOP 81-1; and (ii) the managed or run services, which are recognized under SAB 104 ratably over the estimated life of the customer relationship. In instances where the Company is unable to bifurcate a managed service arrangement into separate units of accounting, the total contract is recognized as one unit of accounting under SAB 104. In such instances, total fees and direct and incremental costs related to the system application implementation or build are deferred and recognized together with managed or run services upon completion of the system application implementation or build ratably over the estimated life of the customer relationship. Certain managed service arrangements may also include transaction-based services in addition to the system application implementation or build and managed services. Fees from transaction-based services are recognized as earned if the Company has sufficient objective evidence of fair value for such transactions; otherwise, transaction fees are recognized ratably over the remaining life of the customer relationship period when the Company determines these fees are realizable. The determination of fair value requires the Company to use significant judgment. Management determines the fair value of service revenue based upon the Company’s recent pricing for those services when sold separately and/or prevailing market rates for similar services.
     Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus an estimate of the applicable fees earned. The Company considers fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract.
     Revenue includes reimbursements of travel and out-of-pocket expenses with equivalent amounts of expense recorded in other direct contract expenses. In addition, the Company generally enters into relationships with subcontractors where it maintains a principal relationship with the customer. In such instances, subcontractor costs are included in revenue with offsetting expenses recorded in other direct contract expenses.
     Unbilled revenue consists of recognized recoverable costs and accrued profits on contracts for which billings had not been presented to clients as of the balance sheet date. Management anticipates that the collection of these amounts will likely occur within one year of the balance sheet date. Billings in excess of revenue recognized for which payments have been received are recorded as deferred revenue until the applicable revenue recognition criteria have been met.
  Costs of Service
     Costs of service include professional compensation and other direct contract expenses, as well as costs attributable to the support of client service professional staff, depreciation and amortization costs related to assets used in revenue-generating activities, bad debt expense relating to accounts receivable, and other costs attributable to serving the Company’s client base. Professional compensation consists of payroll costs and related benefits including stock-based compensation, bonuses, tax equalization for employees on foreign assignments, and the costs of reductions in workforce associated with client service professional staff. Other direct contract expenses include costs directly attributable to client engagements, such as out-of-pocket costs including travel and subsistence for client service professional staff, costs of hardware and software and costs of subcontractors. Lease and facilities restructuring charges represent the

Page | 12

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
fair value of future lease obligations (net of estimated sublease income), the unamortized cost of fixed assets no longer in use and other incurred costs associated with the Company’s office space reduction efforts. Recurring lease and facilities charges for occupied offices are included in other costs of service.
  Selling, General and Administrative Expenses
     Selling, general and administrative expenses include expenses related to marketing, information systems, depreciation and amortization, finance and accounting, human resources, sales force and other functions related to managing and growing the Company’s business. Advertising costs are expensed when advertisements are first placed or run. Advertising expense was $12,193, $24,903 and $21,304 for the years ended December 31, 2008, 2007 and 2006, respectively.
  Cash, Cash Equivalents and Restricted Cash
     Cash and cash equivalents consist of all cash balances, demand deposits and highly liquid investments with insignificant interest rate risks and original maturity of three months or less. The Company’s cash equivalents included money market investments and interest-bearing accounts of $124,832 and $190,359 at December 31, 2008, respectively, and $203,507 and $225,411 at December 31, 2007, respectively. Overdrafts representing outstanding checks in excess of funds on deposit are classified as short-term borrowings and included in other current liabilities on the Consolidated Balance Sheets. As of December 31, 2008 and 2007, the Company classified as restricted cash approximately $3,468 and $1,703, respectively, of cash collateral posted with providers of letters of credit and surety bonds issued in connection with client engagements.
  Concentrations of Credit Risk and Fair Value of Financial Instruments
     The amounts reflected in the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to their short-term maturities. At December 31, 2008 and 2007, the fair value of the Company’s notes payable, including the current portion, was $399,337 and $744,013, respectively, compared to their respective carrying values of $976,916 and $974,643. The fair value was primarily estimated based on the quoted market price or in the case of the 0.50% Convertible Senior Debentures, based on a Black-Scholes calculation. As outlined in Note 1 to these consolidated financial statements, the fair value of these notes payable will be impacted by the Company’s filing for bankruptcy. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of notes payable, trade receivables, and unbilled revenue. The Company’s cash and cash equivalents are placed with financial institutions with high credit standings. The Company’s cash equivalents are primarily invested in money market funds. These money market funds invest in asset-backed securities that could subject the Company to valuation risk in the event that these securities experience significant declines in their fair value. As of December 31, 2008, the Company had cash and cash equivalent balances, excluding restricted cash, of $152,232 in North America, $8,511 in Latin America, $136,359 in EMEA, and $52,562 in Asia Pacific. During 2008, $128,431 of cash was repatriated to the US. The Company’s customer base consists of large numbers of geographically diverse customers dispersed across many countries. Concentration of credit risk with respect to trade accounts receivables is not significant.
     During 2008, 2007 and 2006, the Company’s revenue from the U.S. Federal government, inclusive of government sponsored enterprises and reported in the Public Services segment, was $1,031,660, $981,604 and $983,075, respectively, representing 32.3%, 28.4% and 28.5% of total revenue, respectively. At December 31, 2008 and 2007, receivables due from the U.S. Federal government were $81,797 and $101,047, respectively. Unbilled revenue due from the U.S. Federal government was $71,271 and $93,445 at December 31, 2008 and 2007, respectively. While most of the Company’s government agency clients have the ability to unilaterally terminate their contracts, the Company’s relationships are seldom with political appointees, and the Company has not historically experienced a loss of U.S. Federal government projects with a change in administration.
  Allowance for Doubtful Accounts

Page | 13

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
     The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Assessing the collectibility of customer receivables requires management judgment. The Company determines its allowance for doubtful accounts by specifically analyzing individual accounts receivable, historical bad debts, customer concentrations, customer credit-worthiness, current economic and accounts receivable aging trends, and changes in customer payment terms. Allowance for doubtful accounts are periodically re-evaluated and adjusted as more information about the ultimate collectibility of accounts receivable becomes available. Upon determination that a receivable is uncollectible, the receivable balance and any associated allowance for doubtful accounts are written-off.
     As noted above in the Company’s policy on Revenue Recognition, in the normal course of accounting for long-term contracts, the Company will periodically adjust its estimates for these contracts which may result in changes to amounts recorded as accounts receivable and/or unbilled revenues.
   Property and Equipment
     Property and equipment are recorded at cost, less allowances for depreciation and amortization. The cost of software purchased or developed for internal use, including associated interest costs, is capitalized in accordance with SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Depreciation is provided for all classes of assets for financial statement purposes using the straight-line method over the estimated useful lives of the assets when those assets are placed in service. Equipment is depreciated over three to five years, software purchased or developed for internal use is depreciated over one to five years, and furniture is depreciated over three to ten years. Leasehold improvements are amortized over the shorter of their useful lives or the remaining term of the respective lease. Maintenance and repairs are charged to expense as incurred. When assets are sold or retired, the asset cost and related accumulated depreciation are relieved from the Consolidated Balance Sheets, and any associated gain or loss is recognized in income from operation.
Accounting for Leases
     The Company leases its office facilities under non-cancelable operating leases that expire at various dates through 2017, and may include options that permit renewals for additional periods. Rent abatements and escalations are considered in the determination of straight-line rent expense for operating leases. The Company receives incentives to lease office facilities in certain areas. These incentives are recorded as a deferred credit and recognized as a reduction to rent expense on a straight-line basis over the lease term.
Asset Retirement Obligations
     The Company leases all of its office facilities under various operating leases, some of which contain clauses that require the Company to restore the leased facility to its original state at the end of the lease term. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” these asset retirement obligations are initially measured at fair value and recorded as a liability, and a corresponding increase is recorded to the carrying amount of the leasehold improvement. At December 31, 2008 and 2007, asset retirement obligations were $3,728 and $3,802, respectively.
Goodwill and Other Intangible Assets
     Goodwill is the amount by which the cost of acquired net assets in a business acquisition exceeds the fair value of net identifiable assets on the date of purchase. The Company assesses goodwill for impairment on at least an annual basis on April 1 and whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company considers the following to be important factors that could trigger an impairment review: significant underperformance relative to historical or projected future operating results; identification of other impaired assets within a reporting unit; the more-likely-than not expectation that a reporting unit or a significant portion of a reporting unit will be sold; significant adverse changes in business climate or regulations; significant changes in senior management; significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business; significant negative industry or economic trends; a significant decline in the Company’s stock price for a sustained period or a significant unforeseen decline in the Company’s credit rating.

Page | 14

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
     In testing goodwill for impairment, the Company aggregates its reporting units with similar economic characteristics as one reporting unit. The resulting reporting units are consistent with the Company’s reportable segments as identified in Note 18, “Segment Information.” To conduct a goodwill impairment test, the fair value of the reporting unit is first compared to its carrying value. The aggregate carrying value of all reporting units equals the Company’s stockholders’ deficit. If the reporting unit’s allocated carrying value exceeds its fair value, the Company undertakes a second evaluation to assess the required impairment loss to the extent that the carrying value of goodwill exceeds its implied fair value. Management estimates the fair value of its reporting units using a combination of the discounted cash flow valuation model and comparable market transaction models.
     Other identifiable intangible assets include finite-lived purchased intangible assets, which primarily consist of market rights, order backlog, customer contracts and related customer relationships and trade names. Finite-lived purchased intangible assets are amortized using the straight-line method over their expected period of benefit, which generally ranges from one to five years.
  Valuation of Long-Lived Assets
     Long-lived assets primarily include property and equipment and intangible assets with finite lives (purchased software and capitalized software). In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company periodically reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows expected to result from the use and eventual disposition of the asset to the carrying amount of the asset. If an impairment is indicated, the asset is written down to its estimated fair value based on a discounted cash flow analysis. Determining the fair value of long-lived assets includes significant judgment by management, and different judgments could yield different results.
  Foreign Currency
     Assets and liabilities of consolidated foreign subsidiaries, whose functional currency is the local currency, are translated to U.S. dollars at period end exchange rates. Revenue and expense items are translated to U.S. dollars at the average rates of exchange prevailing during the period. The adjustment resulting from translating the financial statements of such foreign subsidiaries to U.S. dollars is reflected as a cumulative translation adjustment and reported as a component of accumulated other comprehensive income in the Consolidated Statements of Changes in Stockholders’ Equity (Deficit). Foreign currency transaction gains and losses related to short-term intercompany loans are recorded in the Consolidated Statements of Operations as incurred. Intercompany loans that are of a long-term nature are accounted for in accordance with SFAS No. 52, “Foreign Currency Translation,” whereby foreign currency transaction gains and losses are reported in the same manner as translation adjustments. Cash flows of consolidated foreign subsidiaries, whose functional currency is the local currency, are translated to U.S. dollars using weighted average exchange rates for the period.
     Foreign currency gains (losses) are reported as a component of other (expense) income, net in the Consolidated Statements of Operations. For the years ended December 31, 2008, 2007 and 2006, net foreign currency (losses) gains were ($38,589), ($9,653) and $8,855, respectively.
  Accounting for Income Taxes
     In accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”), the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.
     The carrying value of the Company’s net deferred tax assets assumes that the Company will be able to generate sufficient future taxable income in certain tax jurisdictions to realize the value of these assets. If the Company is unable to generate sufficient future taxable income in these jurisdictions, a valuation allowance is recorded when it is more likely than not that the value of the deferred tax assets is not realizable. Management evaluates the realizability of the deferred tax assets and assesses the need for any valuation allowance adjustment. Management periodically evaluates the need of tax reserves for uncertain tax positions. To the extent that the

Page | 15

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
probable tax outcome of these uncertain tax positions changes, such changes in estimate will impact the income tax provision in the period in which such determination is made.
  Pension and Postretirement Benefits
     The Company’s pension expense and obligations are developed from actuarial valuations required by the provisions of SFAS No. 87, “Employers’ Accounting for Pensions"(“SFAS 87”), SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions"(“SFAS 106”), and SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date, the date at which the benefit obligation and plan assets are measured, is now required to be the same as the Company’s fiscal year-end. As required by SFAS 158, the Company adopted the balance sheet recognition provisions at December 31, 2006. The measurement date of the benefit obligation and plan assets is the same as the Company’s fiscal year end. In addition, SFAS 87 required the recognition of an additional minimum liability (“AML”) if the market value of plan assets was less than the accumulated benefit obligation at the end of the measurement date. The AML was eliminated upon the adoption of SFAS 158. See Note 15, “Employee Benefit Plans,” for additional information.
  Accounting for Employee Global Mobility and Tax Equalization
     The Company has a tax equalization policy designed to ensure that its employees on domestic long-term and foreign assignments will be subject to the same level of personal tax, regardless of the tax jurisdiction in which the employee works. The Company records tax equalization expenses in the period incurred. If the estimated tax equalization liability, including related interest and penalties, is determined to be greater or less than amounts due upon final settlement, the difference is recorded in the current period. The Company’s liabilities associated with tax equalization expenses remaining to be paid and interest and penalties associated with failure to timely file and withhold payroll and other taxes were $39,299 and $33,451 as of December 31, 2008, respectively, and $59,287 and $48,768 as of December 31, 2007, respectively.
  Stock-Based Compensation
     On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), to record compensation expense for its employee stock options, restricted stock awards, restricted stock units (“RSUs”), performance stock units (“PSUs”) and shares purchased by employees under the ESPP. This Statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and its related implementation guidance. Prior to the adoption of SFAS 123(R), the Company followed the intrinsic value method in accordance with APB 25, in accounting for its stock options and other equity instruments.
     SFAS 123(R) requires that all share-based payments to employees be recognized in the Consolidated Statements of Operations based on their grant date fair values with the expense being recognized over the requisite service period. The Company uses the Black-Scholes model to determine the fair value of its awards at the time of grant. See Note 13, “Stock-Based Compensation,” for additional information.
  Derivative Financial Instruments
     The Company accounts for derivative instruments and debt instruments in accordance with the interpretative guidance of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” APB No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (“EITF 98-5”), and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” (“EITF 00-27”), and associated pronouncements related to the classification and measurement of

Page | 16

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
warrants and instruments with conversion features. The Company makes certain assumptions and estimates to value its derivatives and debt instruments.
     The Company is exposed to changes in foreign currency exchange rates and interest rates that may affect its results of operations and financial position. The Company manages its exposure to changes in foreign currency exchange rates and interest rates through its normal operating and financing activities. The Company accounts for its derivative instruments in accordance with SFAS 133, which requires that all derivative instruments be reported on the balance sheet at fair value. If the derivative instrument is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative instrument are either recognized in net loss or in other comprehensive income until the hedged item is recognized in net loss. For derivatives that do not qualify as hedges under SFAS 133, the change in fair value is recorded in other (expense) income in the Consolidated Statements of Operations. The Company did not have any derivative instruments at December 31, 2008 and 2007.
  Accumulated Other Comprehensive Income
     Accumulated other comprehensive income consists of the following:

	Foreign currency	Pension and
	translation	post-retirement
	adjustment	benefit	Total
Balance December 31, 2006	$262,155	$(15,858)	$246,297
Prior service cost, net of tax benefit of $1,270	—	1,800	1,800
Net actuarial gain, net of tax of $6,229	—	13,056	13,056
Change in foreign currency translation	47,704	—	47,704

Balance December 31, 2007	309,859	(1,002)	308,857

Prior service cost, net of tax of $110	—	1,126	1,126
Net actuarial loss, net of tax benefit of $1,442	—	(3,983)	(3,983)
Change in foreign currency translation	9,297	—	9,297

Balance December 31, 2008	$319,156	$(3,859)	$315,297

  Recently Issued Accounting Pronouncements
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 establishes a single authoritative definition of fair value, sets a framework for measuring fair value and expands on required disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after January 1, 2008 and will be applied prospectively. In February 2008, the FASB issued a Staff Position that (1) partially deferred the effective date of SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities and (2) removed certain leasing transactions from the scope of SFAS 157. The adoption of SFAS 157 and its related pronouncements did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FAS 115.” This new statement allows entities to choose, at specific election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS 159 is effective for the fiscal year beginning January 1, 2008. The Company has elected not to apply the fair value option to any of its financial instruments.
     In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” which replaces SFAS No. 141, “Business Combinations.” This statement establishes principles and requirements for how an acquirer: recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect this will have a significant impact on the financial statements of the Company.

Page | 17

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
     In May 2008, the FASB issued FASB Staff Position (“FSP”) Accounting Principles Board Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to separately account for the liability and equity components in a manner that will reflect the issuer’s nonconvertible debt borrowing rate when interest expense is recognized in subsequent periods. The provisions of FSP APB 14-1 shall be applied retrospectively to all periods presented, effective for the fiscal year beginning January 1, 2009. The Company is continuing to evaluate the impact of the provisions of FSP APB 14-1; however, at this time management believes that the incremental interest expense to be recognized as a result of the adoption will be material.
     In October 2008, the FASB issued FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective immediately, including prior periods for which financial statements have not been issued. Therefore, the Company has adopted the provisions of FSP 157-3 in its financial statements. The adoption did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.
     In December 2008, the FASB issued FSP SFAS 132(R)-1, “Employers’ Disclosure about Postretirement Benefit Plan Assets,” effective for fiscal years ending after December 15, 2009. The additional disclosure requirements are designed to provide the users of the financial statements with an understanding of a) how the investment allocation decisions are made; b) the major categories of plan assets; c) the inputs and valuation techniques used to measure the fair value of the plan assets, including the effect of using significant unobservable inputs; e) and significant concentration of risk within plan assets. The Company does not believe the adoption of this FSP will have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.
3. Loss per Share
     On December 5, 2008, our stockholders approved a one-for-fifty reverse stock split, which became effective at 6:01 p.m. Eastern Time on December 10, 2008. All references to share and per-share data for all periods presented have been adjusted to give effect to this reverse split.
     Basic loss per share is computed based on the weighted average number of common shares outstanding and vested RSUs during the period. Diluted loss per share is computed using the weighted average number of basic shares outstanding during the period plus the dilutive effect of the issuance of other potential common shares.
     The following table sets forth the computation of basic earnings per share (“EPS”):

	Year Ended December 31,
	2008	2007	2006
Net loss	$(32,072)	$(362,723)	$(213,440)

Weighted average common shares outstanding	4,371,495	4,056,394	4,024,869
Weighted average vested RSUs	96,684	266,949	218,224

Weighted average shares outstanding	4,468,179	4,323,343	4,243,093

Earnings per share — basic and diluted	$(7.18)	$(83.90)	$(50.30)

Page | 18

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
     The following table sets forth the potential common stock equivalents, on a weighted-average basis, that were excluded from the computation of diluted EPS. The inclusion of any portion of such shares in diluted EPS is dependent on several factors, including whether or not the Company generates net income, the level of net income generated and the Company’s common stock price.

	Year Ended December 31,
	2008	2007	2006
Employee stock options	566,334	673,657	797,398
Employee stock purchase plan	798,716	—	96,635
Restricted stock units	111,578	165,065	86,665
Performance share units(1)	783,902	900,787	—
Series A Convertible Subordinated Debentures	476,204	476,204	476,204
Series B Convertible Subordinated Debentures	380,963	380,963	380,963
5.00% Convertible Senior Debentures	606,060	606,060	606,060
0.50% Convertible Senior Debentures	118,519	118,519	118,519
Warrants issued in connection with the 0.50% Convertible Senior Debentures	70,000	70,000	70,000
Softline acquisition obligation (see Note 9)	—	—	14,715

	3,912,276	3,391,255	2,647,159

(1)	As of the end of the reporting period, the performance conditions described further in Note 13, “Stock-Based Compensation,” have not been met; however, the shares reflected in the table represent the maximum settlement of shares under this program.
4. Property and Equipment
     Property and equipment, net, consists of the following:

	December 31,
	2008	2007
Property and equipment:
Internal-use software	$100,899	$126,728
Equipment	70,524	83,491
Leasehold improvements	62,206	65,089
Furniture	28,077	30,111

Total property and equipment	261,706	305,419

Accumulated depreciation and amortization:
Internal-use software	(47,475)	(84,671)
Equipment	(55,063)	(61,695)
Leasehold improvements	(40,561)	(39,099)
Furniture	(16,420)	(16,283)

Total accumulated depreciation and amortization	(159,519)	(201,748)

Property and equipment, net	$102,187	$103,671

     Depreciation and amortization expense related to property and equipment consists of the following:

	Year Ended December 31,
	2008	2007	2006
Amounts included in:
Other costs of service	$27,892	$40,502	$40,502
Selling, general and administrative expenses	18,023	22,970	33,521

	$45,915	$63,472	$74,023

     On March 25, 2009, the Company concluded that it would suspend all efforts associated with the implementation of its North American financial reporting system as a direct result of announcing the Purchase Agreement between the Company and Deloitte, as described in Note 1. As of the date of this decision, the Company has capitalized $38,642 of costs on this project, and will continue to evaluate these costs for impairment on a periodic basis.

Page | 19

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
5. Business Acquisitions, Goodwill and Other Intangible Assets
     Goodwill balances at December 31, 2008 and 2007 are associated with the acquisition of KPMG Consulting AG (subsequently renamed BearingPoint GmbH) in August 2002 and a series of acquisitions of Andersen Business Consulting practices during 2002.
     The changes in the carrying amount of goodwill, at the reporting unit level, for the years ended December 31, 2008 and 2007 were as follows:

			Foreign
	Balance		Currency	Balance
	December 31,		Translation	December 31,
	2007	Reductions	Adjustment	2008
Public Services	$23,581	$—	$171	$23,752
Financial Services	9,210	—	25	9,235
EMEA	385,650	—	(15,559)	370,091
Asia Pacific	75,003	—	(607)	74,396
Latin America	1,010	—	(141)	869
Corporate/Other	202	—	—	202

Total	$494,656	$—	$(16,111)	$478,545

				Foreign
	Balance			Currency	Balance
	December 31,			Translation	December 31,
	2006	Reductions		Adjustment	2007
Public Services	$23,581	$—		$—	$23,581
Financial Services	9,210	—		—	9,210
EMEA	359,133	(7,495	)(1)	34,012	385,650
Asia Pacific	70,402	—		4,601	75,003
Latin America	918	—		92	1,010
Corporate/Other	202	—		—	202

Total	$463,446	$(7,495)		$38,705	$494,656

(1)	Amount represents the reversal of uncertain income tax liabilities recorded as part of the acquisition of a consulting practice in EMEA against goodwill, as the statute of limitations for the potential tax liability expired during the first quarter of 2007.
     The Company completed its required annual impairment test in April 2008 and determined that the carrying value of goodwill was not impaired. Further, the Company regularly monitors the carrying value of its goodwill. This monitoring includes an assessment as to whether or not certain events would, more likely than not, cause the Company to conclude that the carrying value of any of its reporting units would exceed their fair value. The Company identified and evaluated the affects of the events which occurred in the fourth quarter by performing an analysis of the affect of these events on the fair value of its reporting units. While these events decreased the fair value of the Company’s reporting units, the Company concluded that the fair value of the respective reporting units exceeded their carrying values. The assumptions used by management in this analysis are highly sensitive and judgmental. Should actual future results vary significantly from expectations, impairment of the Company’s goodwill could result in future periods.
     Identifiable intangible assets include finite-lived intangible assets, which primarily consist of market rights, order backlog, customer contracts and related customer relationships. Identifiable intangible assets are amortized using the straight-line method over their expected period of benefit, which generally ranges from one to five years. Identifiable intangible assets consist of market rights and backlog, customer contracts and related customer relationships, both of which were fully amortized as of December 31, 2006. Amortization expense related to identifiable intangible assets was $1,545 in 2006. There was no amortization expense recorded in 2007 or 2008.

Page | 20

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
6. Notes Payable
     Notes payable consist of the following:

	December 31,
	2008	2007
Current portion(1):
Term Loans under the 2007 Credit Facility	$3,000	$3,000
$200,000 5.00% Convertible Senior Subordinated Debentures due 2025	200,000	—
Other	997	700

Total current portion	203,997	3,700

Long-term portion:
$250,000 2.50% Series A Convertible Subordinated Debentures due 2024 and $200,000 2.75% Series B Convertible Subordinated Debentures due 2024	450,000	450,000
$200,000 5.00% Convertible Senior Subordinated Debentures due 2025	—	200,000
$40,000 0.50% Convertible Senior Subordinated Debentures due 2025 (net of discount of $9,479 and $14,389, respectively)	30,521	25,611
Term Loans under the 2007 Credit Facility	291,750	294,750
Other	648	582

Total long-term portion	772,919	970,943

Total notes payable	$976,916	$974,643

     The following is a schedule of annual maturities on notes payable, net of discounts, as of December 31, 2008 for each of the next five calendar years and thereafter:

Year	Amount(2)
2009	$3,997
2010	34,169
2011	3,000
2012	285,750
2013	—
Thereafter(3)	650,000

Total	$976,916

(1)	The weighted average interest rate on the current portion of notes payable as of December 31, 2008 and 2007 was 5.7% and 8.8%, respectively.

(2)	As described below, the holders of the Subordinated Debentures (as defined below) have the right to convert the debentures into shares of Company common stock only upon occurrence of certain triggering events. The 5.00% Convertible Senior Debentures (as defined below) were convertible upon issuance on April 27, 2005, and the 0.50% Convertible Senior Debentures (as defined below) were convertible starting on July 15, 2006. Upon conversion of these debentures, the Company will have the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock. In addition, the holders of the 5.00% Convertible Senior Debentures and Subordinated Debentures have the right, at their option, to require the Company to repurchase all or some of their debentures on various dates prior to maturity (see below).

(3)	The $200,000 principal outstanding related to the 5.00% Convertible Senior Subordinated Debentures is presented according to its 2025 maturity.
     In December 2006, the FASB issued FASB Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP 00-19-2”). FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” As a result of implementing FSP 00-19-2, the Company recognized a cumulative effect adjustment of $371 that increased the January 1, 2007 accumulated deficit balance and recognized an undiscounted liability associated with its estimated remaining obligation to pay additional interest to the holders of the 5.00% Convertible Senior Debentures (as defined below) and the 0.50% Convertible Senior Debentures (as defined below) as a result of the Company’s noncurrent filer status and related inability to

Page | 21

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
file a registration statement. The 5.00% Convertible Senior Debentures and the 0.50% Convertible Senior Debentures became eligible for sale under SEC Rule 144(k) without registration as of April 28, 2007 and December 3, 2007, respectively; therefore, the Company was no longer required to file a registration statement.
  2007 Credit Facility
     On May 18, 2007, the Company entered into a $400,000 senior secured credit facility and on June 1, 2007, the Company amended and restated the credit facility to increase the aggregate commitments under the facility from $400,000 to $500,000 (the “2007 Credit Facility”). The 2007 Credit Facility consists of (1) term loans in an aggregate principal amount of $300,000 (the “Term Loans”) and (2) a letter of credit facility in an aggregate face amount at any time outstanding not to exceed $200,000 (the “LC Facility”). The LC Facility is supported by cash deposits made on our behalf by the lenders. If the Company fails to repay any disbursement on a letter of credit and these cash deposits are used to reimburse the issuing bank, the amount of any cash deposits used for such purpose will be considered as additional loans to the Company (the “LC Loans” and, together with the Term Loans, the “Loans”). Interest on the Term Loans under the 2007 Credit Facility is calculated, at the Company’s option, at a rate per annum equal to either (1) 3.5% plus the London Interbank Offered Rate (“LIBOR”) or (2) 2.5% plus a base rate equal to the higher of (a) the federal funds rate plus 0.5% and (b) UBS AG, Stamford Branch’s prime commercial lending rate. Interest on the LC loans is similarly calculated at the Company’s option at a rate per annum equal to either (1) 4.0% plus LIBOR or (2) 4.0% plus a rate computed in the same manner as the Term Loans. Debt issuance costs of $18,801, mainly comprised of underwriting, commitment and legal fees, were capitalized into other non-current assets and are being amortized to interest expense over the life of the Loans. As of December 31, 2008, the Company had $294,750 in principal outstanding under the Term Loans and an aggregate of $124,280 of letters of credit issued and outstanding. The Company is charged fees for the LC Facility’s continued availability, which totals 4.125% per annum on the total amount of cash deposits made available from time to time by the lenders under the LC Facility to collateralize their obligation to fund demands made on letters of credit issued under the LC Facility. We are separately charged a fronting fee of 0.1875% per annum on the average daily aggregate outstanding face amount of all letters of credit issued.
     The Company’s obligations under the 2007 Credit Facility are secured by first priority liens and security interests in substantially all of the Company’s assets and most of its material domestic subsidiaries, as guarantors of such obligations (including a pledge of 65% of the stock of certain of its foreign subsidiaries), subject to certain exceptions.
     The 2007 Credit Facility requires the Company to make prepayments of outstanding Loans and cash collateralize outstanding letters of credit in an amount equal to (i) 100% of the net proceeds received from property or asset sales (subject to exceptions), (ii) 100% of the net proceeds received from the issuance or incurrence of additional debt (subject to exceptions), (iii) 100% of all casualty and condemnation proceeds (subject to exceptions), (iv) 50% of the net proceeds received from the issuance of equity (subject to exceptions) and (v) for each fiscal year ending on or after December 31, 2008 the difference between (a) 50% of the Excess Cash Flow (as defined in the 2007 Credit Facility) and (b) any voluntary prepayment of the Loans or the LC Facility (subject to exceptions). In addition, the Company is required to pay $750 in principal plus any accrued and unpaid interest at the end of each quarter, commencing on June 29, 2007 and ending on March 31, 2012.
     The 2007 Credit Facility contains affirmative and negative covenants, customary representations and warranties, certain of which include exceptions for events that would not have a material adverse effect on the Company’s business, results of operation, financial condition, assets or liabilities.
•	The affirmative covenants include, among other things: the delivery of unaudited quarterly and audited annual financial statements, all in accordance with generally accepted accounting principles, certain monthly operating metrics and budgets; compliance with applicable laws and regulations (excluding, prior to October 31, 2008, compliance with certain filing requirements under the securities laws); maintenance of existence and insurance; after October 31, 2008, as requested by the Administrative Agent, reasonable efforts to maintain credit ratings; and maintenance of books and records (subject to the material weaknesses previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

•	The negative covenants, which (subject to exceptions) restrict certain of the Company’s corporate activities, include, among other things, limitations on: disposition of assets; mergers and acquisitions; payment of dividends; stock repurchases and

Page | 22

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
redemptions; incurrence of additional indebtedness; making of loans and investments; creation of liens; prepayment of other indebtedness; and engaging in certain transactions with affiliates.
     Events of default under the 2007 Credit Facility include, among other things: defaults based on nonpayment, breach of representations, warranties and covenants, cross-defaults to other debt above $10,000, loss of lien on collateral, invalidity of certain guarantees, certain bankruptcy and insolvency events, certain ERISA events, judgments against the Company in an aggregate amount in excess of $20,000 that remain unpaid, and change of control events.
     The 2007 Credit Facility replaced the Company’s 2005 Credit Facility, which was terminated on May 18, 2007. For information about the 2005 Credit Facility, see below.
  Series A and Series B Convertible Subordinated Debentures
     On December 22, 2004, the Company closed on a $400,000 offering of convertible subordinated debentures. The offering consisted of $225,000 aggregate principal amount of 2.50% Series A Convertible Subordinated Debentures due December 15, 2024 (the “Series A Debentures”) and $175,000 aggregate principal amount of 2.75% Series B Convertible Subordinated Debentures due December 15, 2024 (the “Series B Debentures” and together with the Series A Debentures, the “Subordinated Debentures”). On January 5, 2005, the Company issued an additional $25,000 aggregate principal amount of its Series A Debentures and an additional $25,000 aggregate principal amount of its Series B Debentures upon the exercise in full of an option granted to the initial purchasers. Interest is payable on the Subordinated Debentures on June 15 and December 15 of each year, beginning June 15, 2005. The Subordinated Debentures are unsecured and are subordinated to the 5.00% Convertible Senior Debentures and July 2005 indentures and borrowings and future senior debt. Due to the delay in the completion of the Company’s audited financial statements for the year ended December 31, 2004, the Company was unable to file a timely registration statement with the SEC to register for resale its Subordinated Debentures and the shares of common stock issuable upon conversion of the Subordinated Debentures. Accordingly, the applicable interest rate on each series of Subordinated Debentures increased by 0.25% beginning on March 23, 2005 and increased another 0.25% beginning on June 22, 2005. The interest rates on the Series A Debentures and the Series B Debentures increased to 3.00% and 3.25%, respectively, until January 6, 2007.
     On January 6, 2007, the Subordinated Debentures and the shares of common stock issuable upon conversion of the Subordinated Debentures became transferable by non-affiliates of the Company without restriction pursuant to the provisions of Rule 144(k) under the Securities Act. As a result, the Company is no longer obligated to register the Subordinated Debentures for resale or pay the additional interest associated with these registration requirements.
     In connection with the Company’s previously disclosed resolution of a dispute with certain holders of the Series B Debentures (these holders had provided a purported notice of default based upon the Company’s failure to timely file certain of its periodic reports due in 2005), on November 2, 2006, the Company entered into the First Supplemental Indenture (the “First Supplemental Indenture”) with The Bank of New York, as trustee, which amends the indenture governing the Subordinated Debentures. The First Supplemental Indenture includes: (i) a waiver of the Company’s SEC reporting requirements under the Subordinated Indentures through October 31, 2008, (ii) adjustment of the interest rate payable on all Series A Debentures from 3.00% per annum to 3.10% per annum until December 23, 2011, and (iii) adjustment of the interest rate payable on all Series B Debentures from 3.25% per annum to 4.10% per annum until December 23, 2014. In accordance with EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” (“EITF 96-19”), since the change in the terms of the Subordinated Debentures did not result in substantially different cash flows, this change in terms is accounted for as a modification, and therefore additional interest payments will be expensed over the period from November 2, 2006 through December 23, 2011 for the Series A Debentures, and December 23, 2014 for the Series B Debentures. During the period of November 2, 2006 through December 23, 2011 for the Series A Debentures and December 23, 2014 for the Series B Debentures, the new effective interest rates on this debt are 3.60% and 4.50%, respectively. In addition, the Company paid approximately $1,800 in fees and expenses to third-parties for work performed in connection with all of the modifications to the Company’s outstanding debentures, which were expensed as incurred.
     The net proceeds from the sale of the Subordinated Debentures were approximately $435,600, after deducting offering expenses and the initial purchasers’ commissions of $11,400 and other fees and expenses of approximately $3,000. The Company used approximately $240,590 of the net proceeds from the sale of the Subordinated Debentures to repay its then outstanding $220,000

Page | 23

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
senior notes and approximately $135,000 to repay amounts outstanding under its then existing revolving credit facility. The Company also used the proceeds to pay fees and expenses in connection with entering into the $400,000 Interim Senior Secured Credit Facility, as defined below.
     The Subordinated Debentures are initially convertible, under certain circumstances, into shares of the Company’s common stock at a conversion rate of 1.9048 shares for each $1 principal amount of the Subordinated Debentures, subject to anti-dilution and adjustments but not to exceed 2.6 shares, equal to an initial conversion price of approximately $525.00 per share. Holders of the Subordinated Debentures may exercise the right to convert the Subordinated Debentures prior to their maturity only under certain circumstances, including when the Company’s stock price reaches a specified level for a specified period of time, upon notice of redemption, and upon specified corporate transactions. Upon conversion of the Subordinated Debentures, the Company will have the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock. The Subordinated Debentures will be entitled to an increase in the conversion rate upon the occurrence of certain change of control transactions or, in lieu of the increase, at the Company’s election, in certain circumstances, to an adjustment in the conversion rate and related conversion obligation so that the Subordinated Debentures are convertible into shares of the acquiring or surviving company. The Company will also increase the conversion rate upon occurrence of certain transactions. As of December 31, 2008, none of the circumstances under which the Subordinated Debentures would have been convertible existed.
     On December 15, 2011, December 15, 2014 and December 15, 2019, holders of Series A Debentures, at their option, have the right to require the Company to repurchase any outstanding Series A Debentures. On December 15, 2014 and December 15, 2019, holders of Series B Debentures, at their option, have the right to require the Company to repurchase any outstanding Series B Debentures. In each case, the Company will pay a repurchase price in cash equal to 100% of the principal amount of the Subordinated Debentures, plus accrued and unpaid interest, including liquidated damages, if any, to the repurchase date. In addition, holders of the Subordinated Debentures may require the Company to repurchase all or a portion of the Subordinated Debentures on the occurrence of a designated event, at a repurchase price equal to 100% of the principal amount of the Subordinated Debentures, plus any accrued but unpaid interest and liquidated damages, if any, to, but not including, the repurchase date. A designated event includes certain change of control transactions and a termination of trading, occurring if the Company’s common stock is no longer listed for trading on a U.S. national securities exchange.
     The Company may redeem some or all of the Series A Debentures beginning on December 23, 2011 and, beginning on December 23, 2014, may redeem the Series B Debentures, in each case at a redemption price in cash equal to 100% of the principal amount of the Subordinated Debentures plus accrued and unpaid interest and liquidated damages, if any, on the Subordinated Debentures to, but not including, the redemption date.
     Upon a continuing event of default, the trustee or the holders of at least 25% in aggregate principal amount of the Subordinated Debentures may declare the applicable series of Debentures immediately due and payable, which could lead to cross-defaults and possible acceleration of unpaid principal and accrued interest of the 5.00% Convertible Senior Debentures, 0.50% Convertible Senior Debentures (defined below) and the 2007 Credit Facility.
  5.00% Convertible Senior Debentures
     On April 27, 2005, the Company issued $200,000 aggregate principal amount of its 5.00% Convertible Senior Debentures. Interest is payable on the 5.00% Convertible Senior Debentures on April 15 and October 15 of each year, beginning October 15, 2005. The 5.00% Convertible Senior Debentures are unsecured and are subordinated to the Company’s existing and future senior debt. The 5.00% Convertible Senior Debentures are senior to the Subordinated Debentures. Since the Company failed to file a registration statement with the SEC to register for the resale of its 5.00% Convertible Senior Debentures and the shares of common stock issuable upon conversion of the 5.00% Convertible Senior Debentures by December 31, 2005, the interest rate on the 5.00% Convertible Senior Debentures increased by 0.25% to 5.25% beginning on January 1, 2006 and continued until April 28, 2007, at which time the interest rate was reduced to the original rate of 5.00%, as more fully described below. On November 9, 2006, the Company paid to certain consenting holders of April 2005 Convertible Debentures, who provided their consents prior to the expiration of the consent solicitation, a consent fee equal to 1.00% of the outstanding principal amount of the April 2005 Convertible Debentures. The supplemental indenture includes a waiver of the Company’s SEC reporting requirements through October 31, 2007, and provides for further extension through October 31, 2008 upon the Company’s payment of an additional fee of 0.25% of the principal amount of the

Page | 24

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
debentures. On October 29, 2007, the Company paid the additional fee to the consenting holders of the April 2005 Convertible Debentures, and as a result, the Company’s SEC reporting requirements under the indenture were waived through October 31, 2008. In accordance with EITF 96-19, since the change in the terms of the 5.00% Convertible Senior Debentures did not result in substantially different cash flows, the change in terms was accounted for as a modification, and as a result, the consent fees of 0.25% will be recognized over future periods.
     On April 28, 2007, the 5.00% Convertible Senior Debentures and the shares of common stock issuable upon conversion of the 5.00% Convertible Senior Debentures became transferable by non-affiliates of the Company without restriction pursuant to the provisions of Rule 144(k) under the Securities Act. As a result, the Company is no longer obligated to register the 5.00% Convertible Senior Debentures for resale or to pay any additional interest on the 5.00% Convertible Senior Debentures in connection therewith.
     The net proceeds from the sale of the April 2005 Convertible Debentures, after deducting offering expenses and the placement agents’ commissions and other fees and expenses, were approximately $192,800. The Company used the net proceeds from the offering to replace the working capital that was at the time used to cash collateralize letters of credit under the 2004 Interim Credit Facility (see below).
     The 5.00% Convertible Senior Debentures are initially convertible into shares of the Company’s common stock at a conversion rate of 3.0303 shares for each $1 principal amount of the April 2005 Convertible Debentures, subject to anti-dilution and adjustments, equal to an initial conversion price of $330.00 per share at any time prior to the stated maturity. Upon the conversion of the April 2005 Convertible Debentures, the Company will have the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock. The 5.00% Convertible Senior Debentures will be entitled to an increase in the conversion rate upon the occurrence of certain change of control transactions or, in lieu of the increase, at the Company’s election, in certain circumstances, to an adjustment in the conversion rate and related conversion obligation so that the 5.00% Convertible Senior Debentures are convertible into shares of the acquiring or surviving company.
     The holders of the 5.00% Convertible Senior Debentures have the right, at their option, to require the Company to repurchase all or some of their debentures on April 15, 2009, 2013, 2015 and 2020. In each case, the Company may be required to pay a repurchase price in cash equal to 100% of the principal amount of the April 2005 Convertible Debentures, plus any accrued but unpaid interest, including additional interest, if any, to the repurchase date. As a result of the repurchase feature that can be exercised in April 2009, the Company changed the classification of the outstanding principal and unpaid interest related to the 5.00% Convertible Senior Debentures from the long-term portion of notes payable to the current portion of notes payable within the Consolidated Balance Sheet. In addition, holders of the 5.00% Convertible Senior Debentures may require the Company to repurchase all or a portion of the 5.00% Convertible Senior Debentures on the occurrence of a designated event, at a repurchase price equal to 100% of the principal amount of the April 2005 Convertible Debentures, plus any accrued but unpaid interest and additional interest, if any, to, but not including, the repurchase date. A designated event includes certain change of control transactions and a termination of trading, occurring if the Company’s common stock is no longer listed for trading on a U.S. national securities exchange.
     The 5.00% Convertible Senior Debentures will be redeemable at the Company’s option on or after April 15, 2009 at a redemption price in cash equal to 100% of the principal amount of the 5.00% Convertible Senior Debentures plus accrued and unpaid interest and additional interest, if any, on the 5.00% Convertible Senior Debentures to, but not including, the redemption date.
     Upon a continuing event of default, the trustee or the holders of at least 25% in aggregate principal amount of the 5.00% Convertible Senior Debentures may declare the debentures immediately due and payable, which could lead to cross-defaults and possible acceleration of unpaid principal and accrued interest of the Subordinated Debentures, 0.50% Convertible Senior Debentures (defined below) and the 2007 Credit Facility.
  July 2005 Convertible Senior Subordinated Debentures
     On July 15, 2005, the Company issued $40,000 aggregate principal amount of its 0.50% Convertible Senior Debentures 0.50% Convertible Senior Debentures and common stock warrants (the “July 2005 Warrants”) to purchase up to 70,000 shares of the Company’s common stock. The 0.50% Convertible Senior Debentures bear interest at a rate of 0.50% per year and will mature on July 15, 2010. Interest is payable on the 0.50% Convertible Senior Debentures on January 15 and July 15 of each year, beginning

Page | 25

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
January 15, 2006. The 0.50% Convertible Senior Debentures are senior to the Subordinated Debentures. Since the Company failed to file a registration statement with the SEC to register for resale the shares of common stock issuable upon conversion of the 0.50% Convertible Senior Debentures and exercise of the July 2005 Warrants by December 31, 2005, the interest rate on the 0.50% Convertible Senior Debentures increased by 0.25% to 0.75% beginning on January 1, 2006 and continued until December 3, 2007, at which time the interest rate was reduced to the original 0.50% rate, as more fully described below. Pursuant to the original purchase agreement entered into by the Company and the holders of the 0.50% Convertible Senior Debentures, on November 9, 2006, the Company entered into an agreement with the holders of the July 2005 Debentures, pursuant to which the Company paid a consent fee equal to 1.00% of the outstanding principal amount of the July 2005 Debentures, in accordance with the terms of the purchase agreement governing the issuance of the July 2005 Debentures. On October 29, 2007, in connection with the payment of the additional fee to the consenting holders of the April 2005 Convertible Debentures, the Company paid an additional fee equal to 0.25% of the outstanding principal amount of the 0.50% Convertible Senior Debentures, in accordance with the terms of the purchase agreement governing the issuance of the 0.50% Convertible Senior Debentures. In accordance with EITF 96-19, since the change in the terms of the July 2005 Convertible Senior Debentures did not result in substantially different cash flows, this change in terms is accounted for as a modification, and therefore the consent fees will be recognized over future periods.
     On December 3, 2007, upon the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, the shares of common stock issuable upon conversion of the 0.50% Convertible Senior Debentures and exercise of the July 2005 Warrants became transferable by the holders of these debentures without restriction pursuant to the provisions of Rule 144(k) under the Securities Act. As a result, the Company is no longer obligated to register the 0.50% Convertible Senior Debentures for resale or to pay any additional interest on the 0.50% Convertible Senior Debentures.
     The net proceeds from the sale of the 0.50% Convertible Senior Debentures and July 2005 Warrants, after deducting offering expenses and other fees and expenses, were approximately $38,900. The Company used the net proceeds from the offering for general corporate purposes, including the funding of strategic acquisitions to build capabilities in certain areas.
     In accordance with the terms of the purchase agreement, the holders of the 0.50% Convertible Senior Debentures appointed a designated director to the Company’s Board of Directors effective July 15, 2005. If the designated director ceases to be affiliated with the holders of the 0.50% Convertible Senior Debentures or ceases to serve on the Company’s Board of Directors, so long as the holders together hold at least 40% of the original principal amount of the 0.50% Convertible Senior Debentures, the holders or their designees have the right to designate a replacement director to the Company’s Board of Directors.
     The 0.50% Convertible Senior Debentures are initially convertible on or after July 15, 2006 into shares of the Company’s common stock at a conversion price of $337.50 per share, subject to anti-dilution and other adjustments. Upon conversion of the 0.50% Convertible Senior Debentures, the Company will have the right to deliver, in lieu of shares of common stock, cash or a combination of both. The 0.50% Convertible Senior Debentures will be entitled, in certain change of control transactions, to an adjustment in the conversion obligation so that the 0.50% Convertible Senior Debentures are convertible into shares of stock, other securities or other property or assets receivable upon the occurrence of such transaction by a holder of shares of the Company’s common stock in such transaction.
     The holders of the 0.50% Convertible Senior Debentures may require the Company to repurchase all or a portion of the 0.50% Convertible Senior Debentures on the occurrence of a designated event, at a repurchase price equal to 100% of the principal amount of the 0.50% Convertible Senior Debentures, plus any accrued but unpaid interest and additional interest, if any, to, but not including, the repurchase date. The list of designated events includes certain change of control transactions and a termination of trading occurring if the Company’s common stock is no longer listed for trading on a U.S. national securities exchange.
     The July 2005 Warrants may be exercised on or after July 15, 2006 and have a five-year term. The initial number of shares issuable upon exercise of the July 2005 Warrants is 70,000 shares of common stock, and the initial exercise price per share of common stock is $400.00. The number of shares and exercise price are subject to certain customary anti-dilution protections and other customary terms. These terms include, in certain change of control transactions, an adjustment in the conversion obligation so that the July 2005 Warrants, upon exercise, will entitle the July 2005 Warrant holders to receive shares of stock, other securities or other property or assets receivable upon the occurrence of such transaction by a holder of shares of the Company’s common stock in such transaction.

Page | 26

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
     Upon a continuing event of default, the holders of at least 25% in aggregate principal amount of the 0.50% Convertible Senior Debentures may declare the 0.50% Convertible Senior Debentures immediately due and payable, which could lead to cross-defaults and possible acceleration of unpaid principal and accrued interest of the Subordinated Debentures, 5.00% Convertible Senior Debentures and the 2007 Credit Facility.
     In accordance with the provisions of EITF 98-5 and EITF 00-27, the Company allocated the proceeds received from the 0.50% Convertible Senior Debentures to the elements of the debt instrument based on their relative fair values. The Company allocated fair value to the July 2005 Warrants and conversion option utilizing the Black-Scholes option pricing model, which was consistent with the Company’s historical valuation methods. The following assumptions and estimates were used in the Black-Scholes model: volatility of 48.5%; an average risk-free interest rate of 3.98%; dividend yield of 0%; and an expected life of 5 years. The fair value of debt component of the July 2005 Debentures was based on the net present value of the underlying cash flows discounted at a rate derived from the Company’s then publicly traded debt, which was 11.4%. Once the relative fair values were established, the Company allocated the proceeds to each component of the contract. Because the conversion price was lower than the then current fair market value of the Company’s common stock, the Company determined that a beneficial conversion feature (“BCF”) existed which required separate accounting.
     The accounting conversion value of the BCF calculated was $14,288 and the fair value allocated to the July 2005 Warrants was $8,073. The fair value allocated to the warrants and the accounting conversion value of the BCF amounting to $22,361 were recorded as credits to additional paid-in capital. In addition, $1,000 paid to the holders in connection with this transaction was recorded as a reduction of the net proceeds. The offsetting $23,361 was treated as a discount to the $40,000 principal amount of the 0.50% Convertible Senior Debentures. Using the effective interest method with an imputed interest rate of 17.9%, the discount will be accreted as interest expense over the term of the debt contract to bring the value of the debt to its face amount at the time the principal payment is due in July 2010. As of December 31, 2008, 2007 and 2006 the Company has amortized $13,882, $8,972 and $4,851, respectively, of the discount as interest expense.
  Discontinued Credit Facilities
  2005 Credit Facility
     On July 19, 2005, the Company entered into a $150,000 Senior Secured Credit Facility (the “2005 Credit Facility”). The 2005 Credit Facility, as amended, provided for up to $150,000 in revolving credit and advances, all of which was available for issuance of letters of credit. Advances under the revolving credit line were limited by the available borrowing base, which was based upon a percentage of eligible accounts receivable and unbilled receivables. The 2005 Credit Facility was terminated on May 18, 2007. On that date, all outstanding obligations under the 2005 Credit Facility were assumed by the 2007 Credit Facility and liens and security interests were released.
     In addition, prior to the March 30, 2006 amendment, the Company was required to cash collateralize 105% of its borrowings, including any outstanding letters of credit, under the 2005 Credit Facility and any accrued and unpaid interest and fees thereon. As of December 31, 2006, the Company had no borrowings under the 2005 Credit Facility but had letters of credit outstanding of approximately $89,300. The Company was charged an annual rate of 2.75% for the credit spread and other fees for its outstanding letters of credit. The Company fulfilled its obligation to cash collateralize using cash on hand. The requirement to deposit and maintain cash collateral terminated as part of the March 30, 2006 amendment to the 2005 Credit Facility, and such cash collateral was released to the Company.
  Chapter 11 Impact
     On February 18, 2009, the Debtors filed voluntary petitions for reorganization relief under chapter 11 of title 11 of the United States Bankruptcy Code. The bankruptcy filing was made with a “pre-arranged” plan of reorganization with the support of the Secured Lenders under the 2007 Credit Facility. Wells Fargo Foothill, LLC, successor to UBS AG, Stamford Branch, as administrative and collateral agent, and the lenders, issuing banks and other agents party thereto agreed in principle to support the terms of the proposed Plan. For additional information regarding the Chapter 11 Cases, see Note 1, “Chapter 11 Bankruptcy Proceedings and Proposed Plan of Reorganization; Proposed Sale of Portions of the Company.”

Page | 27

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
     As originally proposed, the Plan, among other things, provides that (i) the 2007 Secured Credit Agreement will be replaced with a new secured, senior credit facility as follows: term loan in the amount of $272,000 plus accrued interest and a synthetic letter of credit facility in the amount of up to $130,000; plus the issuance of new preferred stock; (ii) the unsecured debt, including the Subordinated Debt (as defined below), will be exchanged for different classes of common stock; and (iii) all existing equity in the Company will be cancelled for no consideration. However, based on the Company’s recent announcement regarding the proposed sale of various portions of the Company, the Company expects that the proposed Plan will be modified accordingly. The implementation of a plan of reorganization is dependent upon a number of factors, including final documentation, the approval of a disclosure statement and confirmation and consummation of such plan in accordance with the provisions of the Bankruptcy Code.
     The filing of the bankruptcy petitions described above constituted an event of default under the 2007 Secured Credit Agreement and under the Company’s various other debt instruments described below and results in the acceleration of all amounts due under such obligations. The ability of the creditors to seek remedies to enforce their rights under such agreements is automatically stayed as a result of the filing of Chapter 11 Cases, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code. The automatic stay invoked by filing the Chapter 11 Cases effectively precludes any action against the Company resulting from such acceleration. Therefore, the Company continues to classify its borrowings under the Subordinated Debentures and the Term Loans under the 2007 Credit Facility as non-current on its balance sheet.
     As of the Petition Date, (i) under the 2007 Secured Credit Agreement, the total principal amount of the outstanding obligations under the term loan was approximately $323,300 and the aggregate face amount of undrawn letters of credit issued under the letter of credit facility was approximately $84,100; and (ii) the Company has issued and outstanding $200,000 principal amount of the 5.00% Convertible Senior Subordinated Debentures due April 15, 2025, $40,000 principal amount of the 0.50% Convertible Senior Subordinated Debentures due July 10, 2010, $250,000 principal amount of the 2.50% Series A Convertible Subordinated Debentures due December 15, 2024 and $200,000 of the 2.75% Series B Convertible Subordinated Debentures due December 15, 2024 (collectively, the “Subordinated Debt”).
7. Accrued Payroll and Employee Benefits
     Accrued payroll and employee benefits consist of the following:

	December 31,
	2008	2007
Accrued compensated absences	$87,014	$100,210
Payroll related taxes	29,778	45,671
Employee mobility and tax equalization	72,750	108,056
Accrued bonus(1)	25,220	37,393
Deferred compensation and retirement benefits	43,382	28,402
Other	37,109	48,476

Total	$295,253	$368,208

(1)	During the fourth quarter of 2008, the Company reversed $10,565 related to the 2007 portion of a performance cash award (“PCA”) program for which the Company determined the achievement of the performance condition not to be probable.
     The Company has a tax equalization policy designed to ensure that its employees on domestic long-term and foreign assignments will be subject to the same level of personal tax, regardless of the tax jurisdiction in which the employee works. The Company accrues tax equalization expenses in the period incurred. If the estimated tax equalization liability, including related interest and penalties, is determined to be greater or less than amounts due upon final settlement, the difference is recorded in the current period. In 2008, the Company reversed $36,959 of these liabilities as a result of settlements at amounts less than previously estimated and recorded the resulting benefit to professional compensation.

Page | 28

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)
8. Other Current Liabilities
     Other current liabilities consist of the following:

	December 31,
	2008	2007
Accrual for loss contracts	$12,821	$23,006
Sales, use and value added taxes payable	31,050	37,694
Other	39,278	47,664

Total	$83,149	$108,364

9. Softline Acquisition Obligation
     On May 27, 1999, KPMG LLP (the Company’s former parent) acquired all of the voting common stock of Softline Consulting & Integrators, Inc. (“Softline”), a systems integration company, and entered into an agreement with the then shareholders of Softline (the “Softline Sellers”) to acquire all of the Softline nonvoting common stock for not less than $65,000. In August 2000, the Company and the Softline Sellers entered into an amendment pursuant to which the Company acquired the nonvoting common stock of Softline and paid $65,000 to the Softline Sellers. Of the $65,000 purchase price, the parties agreed to hold back $15,000, which accrued interest at 6% per annum (the “Softline Holdback”), until the final determination of claims by the Company against the Softline Sellers. The Softline Holdback was payable in shares of the Company’s common stock (calculated based on the Company’s initial public offering price less the underwriting discount in such offering); provided, however, that the Softline Sellers could elect to receive cash in lieu of up to 30% of the shares of the Company common stock otherwise issuable to such Softline Sellers. The 30% portion of the liability that, at the election of the counterparties, can be settled in either cash or in shares of the Company’s common stock represents a derivative feature. Accordingly, the 30% portion of the liability was marked to market each reporting period based on the changes in the intrinsic value of the underlying equity shares. Any change in the value of the underlying shares was recorded as a component of interest expense, amounting to $863 and $430 for the years ended December 31, 2007 and 2006, respectively.
     The Softline Sellers elected to settle the Softline Holdback by a payment of an aggregate of $2,025 in cash and the issuance of an aggregate of 11,269 shares of the Company’s common stock, which payment and issuance was made on August 16, 2007. The Company recorded the non-cash component of this settlement amounting to $10,389 within the statement of stockholders’ equity.
10. Collaboration Agreement
     In August 1997, KPMG LLP entered into a collaboration agreement with Microsoft Corporation. Under this agreement, the Company developed a broad portfolio of services and solutions to enable the rapid deployment of Microsoft products. Microsoft paid the Company $15,000. The agreement requires the Company to train a specified number of consultants to be proficient in Microsoft products, and to participate in joint marketing efforts with Microsoft. Revenue of $5,000 was recognized as training and other costs associated with the agreement were incurred. Revenue was not recognized for the remaining $10,000 due to a minimum royalty liability of $10,000 associated with the agreement. The agreement requires the Company to pay Microsoft royalties on certain net revenue for business relating to Microsoft products. The royalty period ends on the earlier of the date on which the Company makes the minimum aggregate royalty payment of $10,000 or June 30, 2006. Since the aggregate payments on June 30, 2006 were less than $10,000, the Company was obligated to make final payment for the difference, of which $4,689 was paid in July 2006 and the remaining $4,689 was paid in June 2007.

Page | 29

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
11. Commitments and Contingencies
     The Company currently is a party to a number of disputes which involve or may involve litigation or other legal or regulatory proceedings. Generally, there are three types of legal proceedings to which the Company has been made a party:
•	Claims and investigations arising from its inability to timely file periodic reports under the Exchange Act (the “Exchange Act”) and the restatement of its financial statements for certain prior periods to correct accounting errors and departures from generally accepted accounting principles for those years (“SEC Reporting Matters”);

•	Claims and investigations being conducted by agencies or officers of the U.S. Federal government and arising in connection with its provision of services under contracts with agencies of the U.S. Federal government (“Government Contracting Matters”); and

•	Claims made in the ordinary course of business by clients seeking damages for alleged breaches of contract or failure of performance, by current or former employees seeking damages for alleged acts of wrongful termination or discrimination, and by creditors or other vendors alleging defaults in payment or performance (“Other Matters”).
     On February 18, 2009, the Debtors filed voluntary petitions for relief under chapter 11 of the title 11 of Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York, as discussed in Note 1. Under the Bankruptcy Code, the filing of a petition automatically stays most actions against the Company, including most actions to collect pre-petition indebtedness or to exercise control over the property of our bankruptcy estates. Absent further order of the Bankruptcy Court, no party, subject to certain exceptions, may take any action, also subject to certain exceptions, to recover on pre-petition claims against the Debtors. The Company expects that substantially all of its pre-petition liabilities will be resolved under a plan of reorganization, if not otherwise satisfied pursuant to orders of the Bankruptcy Court.
     At this time, it is not possible to predict the outcome of the Chapter 11 Cases or their effect on the business or certain claims and investigations being conducted by agencies or officers of the U.S. Federal government and arising in connection with the Company’s provision of services under contracts with agencies of the U.S. Federal government. A significant portion of the business relates to providing services under contracts with the U.S. Federal government or state and local governments, inclusive of government sponsored enterprises. These contracts are subject to extensive legal and regulatory requirements and, from time to time, agencies of the U.S. Federal government or state and local governments investigate whether the Company’s operations are being conducted in accordance with these requirements and the terms of the relevant contracts. In the ordinary course of business, various government investigations are ongoing.
SEC Reporting Matters
  2005 Class Action Suits
     In and after April 2005, various separate complaints were filed in the U.S. District Court for the Eastern District of Virginia alleging that the Company and certain of its current and former officers and directors violated Section 10(b) of the Exchange Act, Rule 10b-5 promulgated thereunder and Section 20(a) of the Exchange Act by, among other things, making materially misleading statements between August 14, 2003 and April 20, 2005 with respect to its financial results in the Company’s SEC filings and press releases. On January 17, 2006, the court certified a class, appointed class counsel and appointed a class representative. The plaintiffs filed an amended complaint on March 10, 2006 and the defendants, including the Company, subsequently filed a motion to dismiss that complaint, which was fully briefed and heard on May 5, 2006. The Company was awaiting a ruling when, on March 23, 2007, the court stayed the case, pending the U.S. Supreme Court’s decision in the case of Makor Issues & Rights, Ltd v. Tellabs, argued before the Supreme Court on March 28, 2007. On June 21, 2007, the Supreme Court issued its opinion in the Tellabs case, holding that to plead a strong inference of a defendant’s fraudulent intent under the applicable federal securities laws, a plaintiff must demonstrate that such an inference is not merely reasonable, but cogent and at least as compelling as any opposing inference of non-fraudulent intent. The court ordered both parties to submit briefs regarding the impact of Tellabs upon the defendants’ motion to dismiss. The

Page | 30

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
parties filed their briefs on July 16, 2007, and oral arguments were held on July 27, 2007. On September 12, 2007, the court dismissed with prejudice this complaint, granting motions to dismiss filed by the Company and the other named defendants. In granting the Company’s motion to dismiss, the court ruled that the plaintiff failed to meet the scienter pleading requirements set forth in the Private Securities Litigation Reform Act of 1995, as amended. On September 26, 2007, the plaintiffs filed a motion that seeks a reversal of the court’s order dismissing the case or an amendment to the court’s order that would allow the plaintiffs to replead. The Company filed its brief on October 17, 2007 and although a hearing on the plaintiffs’ motion was scheduled for November 16, 2007, the court canceled the hearing as not necessary. On November 19, 2007, the court issued an order denying the plaintiffs’ motion to amend or alter the court’s September 12, 2007 dismissal of this matter. The plaintiffs have appealed the matter to the U.S. Court of Appeals for the Fourth Circuit.
  SEC Investigation
     On April 13, 2005, pursuant to the same matter number as its inquiry concerning the Company’s restatement of certain financial statements issued in 2003, the staff of the SEC’s Division of Enforcement requested information and documents relating to the Company’s March 18, 2005 Form 8-K. On September 7, 2005, the Company announced that the staff had issued a formal order of investigation in this matter. The Company subsequently has received subpoenas from the staff seeking production of documents and information, including certain information and documents related to an investigation conducted by its Audit Committee. The Company continues to provide information and documents to the SEC as requested. The investigation is ongoing and the SEC is in the process of taking the testimony of a number of its current and former employees, including one of its former directors.
     In connection with the investigation by its Audit Committee, the Company became aware of incidents of possible non-compliance with the Foreign Corrupt Practices Act and its internal controls in connection with certain of its operations in China and voluntarily reported these matters to the SEC and U.S. Department of Justice in November 2005. Both the SEC and the Department of Justice are investigating these matters in connection with the formal investigation described above. On March 27, 2006, the Company received a subpoena from the SEC regarding information related to these matters and has responded to these requests through the summer of 2006. We have not received any further requests since that time. The Company has a reasonable possibility of loss in this matter, although no estimate of such loss can be determined at this time. Accordingly, no liability has been recorded.

Page | 31

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
Government Contracting Matters
  Government Contracts
     A significant portion of the Company’s business relates to providing services under contracts with the U.S. Federal government or state and local governments, inclusive of government-sponsored enterprises. During the year ended December 31, 2008, 39.1% of the Company’s revenue was earned from contracts with the U.S. Government or state and local governments. These contracts are subject to extensive legal and regulatory requirements and, from time to time, agencies of the U.S. Federal government or state and local governments investigate whether the Company’s operation is being conducted in accordance with these requirements and the terms of the relevant contracts. In the ordinary course of business, various government investigations are ongoing. U.S. Federal government investigations of the Company, whether relating to these contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon the Company, or could lead to suspension or debarment from future U.S. Federal government contracting. It cannot be determined at this time whether any findings, conclusions, penalties, fines or other amounts determined to be applicable to the Company in any such investigation could have a material effect on the Company’s results of operation, outlook or business prospects. Accordingly, as of December 31, 2008, the Company had accrued amounts related to these matters, which are not material.
Other Matters
   The County of San Diego, CA
     On January 6, 2009, the Company and the County of San Diego, California (“SD County”) entered into a Settlement Agreement (the “SD Settlement Agreement”) to resolve a dispute between the Company and SD County regarding the scope of work encompassed by a contract to design, develop and implement an integrated property tax system for SD County (the “IPTS Contract”).  The Company and SD County recently entered into voluntary, non-binding mediation to resolve such dispute. Under the terms of the IPTS Contract, the Company’s contractual liability was limited to $31,800 plus associated legal fees and costs. To avoid the expense, disruption and uncertainty of a continuing dispute, the Company and SD County entered into the SD Settlement Agreement pursuant to which the Company paid $21,000 to SD County; the IPTS Contract is deemed terminated without cause, without any admission of liability by either party; and the Company and SD County released each other from all liabilities and claims related to the IPTS Contract. This amount ultimately was paid by drawing down on a letter of credit previously issued under the 2007 Credit Facility, which letter of credit was issued as collateral for a surety bond previously provided to SD County in support of the IPTS Contract. The Company’s obligation under the 2007 Credit Facility to reimburse the draw down in the letter of credit was funded through the incurrence of additional indebtedness under the 2007 Credit Facility and was not paid from the Company’s current cash on hand.
     The full amount of the settlement was recorded as expense in the consolidated statement of operations in the year ended December 31, 2008. As certain costs on the contract had been deferred previously, a portion of the settlement expense was recorded in professional compensation and other direct contract expenses in the accompanying consolidated statements of operations in the amounts of $5,800 and $4,400 respectively. The remainder of the settlement $10,800 was recorded as other costs of service on the accompanying statements of operations.
   Department of the Interior
     In September 2005, the Company received a Termination for Cause notice (the “Notice”) directing it to cease work on a task order (“Task Order 3”) being completed for the Department of Interior (“DOI”). The Notice also stated that the DOI may seek to recover excess reprocurement costs or pursue other legal remedies. Although the Company does not believe that the termination was valid, the DOI subsequently terminated the underlying Basic Purchase Agreement for cause, though the only task order that was potentially affected was Task Order 3.
     The Company believes that it is owed approximately $20,000 in unpaid fees in connection with Task Order 3; therefore, in July 2006, the Company filed an administrative claim against the DOI seeking payment. In January 2007, the DOI’s contracting officer denied the Company’s claim.
     In addition, in September 2006, the Company filed a lawsuit against the DOI in the U.S. Court of Federal Claims, seeking to overturn the DOI’s termination for cause. On April 30, 2007, the U.S. Court of Federal Claims held that the DOI’s termination for default was procedurally invalid and dismissed the lawsuit. The appeal period expired without the DOI filing an appeal. As the Court held that the termination for default was invalid, the Company believes that there was no valid termination for default.

Page | 32

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
     In August 2007, the Company appealed the DOI’s denial of the Company’s administrative claim (the “Company’s Court Claim”) for the payment of unpaid fees to the U.S. Court of Federal Appeals, seeking damages, a judicial ruling that there was no valid termination for default, and a declaration that the DOI was not entitled to any reprocurement costs or other damages.
     Separately, on December 19, 2007, the General Services Administration issued a final decision that denied all but one of the Company’s claims of excusable delay, ratified the DOI’s decision to terminate for default, denied the Company’s claim and concluded that the DOI’s attempt to terminate the Basic Purchase Agreement was improper. On December 24, 2008, the DOI’s contracting officer issued its final decision on the Company’s appeal of the DOI’s denial of the Company’s administrative claim for the payment of unpaid fees. The DOI rejected the Company’s demand for payment of unpaid fees, and notified the Company that the DOI is claiming in excess of $47,000 in reprocurement costs.
     The Company and the DOI have agreed to stay the Company’s Court Claim with the U.S. Court of Federal Appeals and any setoff by the DOI for reprocurement costs pending a settlement conference, currently scheduled for April 2009.
     The Company believes that the termination for default is invalid based on the U.S. Court of Federal Claims ruling. In addition, the Company believes that it has a strong defense of excusable delay, and believes that where there is a meritorious case of excusable delay, terminations for cause have been overturned. As to reprocurement costs, due to the nature of the claims described by the DOI, the Company cannot make an assessment regarding any amount of such costs. The Company intends to defend itself vigorously against DOI’s assertions. While the Company believes that there is a reasonable possibility of loss in this matter, no estimate of such loss can be determined at this time. Accordingly, no liability has been recorded.
Previously Resolved Matters
   Hawaiian Telcom Communications, Inc.
     The Company had a significant contract (the “HT Contract”) with Hawaiian Telcom Communications, Inc., a telecommunications industry client, under which the Company was engaged to design, build and operate various information technology systems for the client. The Company incurred losses of approximately $28,191 and $111,690 under this contract in 2006 and 2005, respectively. The HT Contract experienced delays in its build and deployment phases and contractual milestones were missed. The client alleged that the Company was responsible to compensate it for certain costs and other damages incurred as a result of these delays and other alleged failures. The Company believed the client’s nonperformance of its responsibilities under the HT Contract caused delays in the project and impacted its ability to perform, thereby causing it to incur significant damages. On February 8, 2007, the Company entered into a Settlement Agreement, and Transition Agreement with the client. Pursuant to the Settlement Agreement, the Company paid $52,000, $38,000 of which was paid by certain of its insurers. In addition, the Company waived approximately $29,600 of invoices and other amounts otherwise payable by the client to the Company. The Transition Agreement governed its transitioning of the remaining work under the HT Contract to a successor provider, which has been completed and accepted by the client.
   Telecommunications Company
     A telecommunications industry client initiated an “audit” of certain of the Company’s time and expense charges, alleging that the Company inappropriately billed the client for days claimed to be “non-work days,” such as days before and after travel days, travel days, overtime, and other alleged errors. A preliminary audit by the Company of the time and expense records for the project did not reveal the improprieties as alleged. On June 18, 2007, the Company and the client entered into a settlement resolving the client’s claims. In connection with the settlement, the Company will make six equal annual payments to the client in an aggregate amount of $24,000, with the first payment made on the signing date in return for a full release of the client’s claims.
Operating Leases
     The Company leases all of its office facilities under various operating leases, some of which contain escalation clauses. In addition, the Company leases certain of its office facilities under subleases with KPMG LLP. Subleases with KPMG LLP are for periods that coincide with the KPMG LLP lease periods, which run through 2014. The rental cost is based on square footage utilized by the Company.

Page | 33

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
     The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2008. Total minimum rental payments are inclusive of payments related to leases for facilities the Company has restructured and are net of future minimum sublease income of $27,417.

Year ending December 31:
2009	$75,453
2010	54,258
2011	37,996
2012	27,333
2013	18,180
Thereafter	21,543

Total minimum payments required	$234,763

     Total rental expense for all operating leases, net of sublease income, was $58,690, $69,443 and $61,490 for the years ended December 31, 2008, 2007 and 2006, respectively. Sublease income was $7,310, $6,927 and $7,642 for the years ended December 31, 2008, 2007 and 2006, respectively.
Other Commitments
     In the normal course of business, the Company has indemnified third parties and has commitments and guarantees under which it may be required to make payments in certain circumstances. The Company accounts for these indemnities, commitments and guarantees in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” These indemnities, commitments and guarantees include: indemnities to third parties in connection with surety bonds; indemnities to various lessors in connection with facility leases; indemnities to customers related to intellectual property and performance of services subcontracted to other providers; indemnities to directors and officers under the organizational documents and agreements of the Company; and guarantees issued between subsidiaries on intercompany receivables. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. Certain of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company estimates that the fair value of these agreements was insignificant. Accordingly, no liabilities have been recorded for these agreements as of December 31, 2008.
     Some clients, principally in the state and local market, require the Company to obtain surety bonds, letters of credit or bank guarantees for client engagements. As of December 31, 2008, the Company had approximately $87,937 of outstanding surety bonds and $126,171 of outstanding letters of credit for which the Company may be required to make future payment. An aggregate of $77,405 of the outstanding letters of credit are used to secure outstanding surety and performance bonds.
     From time to time, the Company enters into contracts with clients whereby it has joint and several liability with other participants and/or third parties providing related services and products to clients. Under these arrangements, the Company and other parties may assume some responsibility to the client or a third party for the performance of others under the terms and conditions of the contract with or for the benefit of the client or in relation to the performance of certain contractual obligations. In some arrangements, the extent of the Company’s obligations for the performance of others is not expressly specified. Certain of these guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. As of December 31, 2008, the Company estimates it had assumed an aggregate potential contract value of approximately $43,772 to its clients for the performance of others under arrangements described in this paragraph. These contracts typically provide recourse provisions that would allow the Company to recover from the other parties all but approximately $254 if the Company is obligated to make payments to the clients that are the consequence of a performance default by the other parties. To date, the Company has not been required to make any payments under any of the contracts described in this paragraph. The Company estimates that the fair value of these agreements was minimal. Accordingly, no liabilities have been recorded for these contracts as of
December 31, 2008.

Page | 34

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
12.  Stockholders’ Equity
  Notes Receivable from Stockholders
     On February 16, 2000, the Company issued stock awards aggregating 5,946 shares to certain employees as part of the separation of KPMG LLP’s consulting businesses. In connection with these awards, the Company also provided loans of $7,433 to the grantees for personal income taxes attributed to the awards. The loans are secured by the shares of common stock issued to the employees and, prior to August 7, 2003, bore interest at 6.2% per annum with respect to $5,845 of the principal amount and at 4.63% per annum with respect to $1,588 of the principal amount. Principal and accrued interest on the loans was due no later than August 9, 2008. In December 2007, in accordance with the terms of these loans, the Company and such employees reached a settlement and agreed that in lieu of payment under the loans, such employees returned an aggregate of 5,946 shares of common stock in full satisfaction of such loans. The fair value of the respective shares on the settlement date was recorded as treasury stock and the offset to alleviate the liability was recorded to additional paid in capital and common stock.
   Treasury Stock
     As noted above, during 2007, the Company recorded 5,946 shares as treasury stock in connection with the settlement of shareholder notes receivable. The fair value of these shares on the date of settlement was $782. Also during 2007, 12,490 shares of the Company’s common stock were acquired by the Company to satisfy individual tax withholdings in connection with RSU settlements (see Note 13). The fair value of these shares on the date of settlement was $1,614, which was recorded to treasury stock. The Company did not repurchase any shares of its common stock in the open market during the years ended December 31, 2008, 2007 or 2006.
   Preferred Stock
     The Company has 10,000,000 authorized shares of $0.01 par value preferred stock. An aggregate of 1,000,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock for issuance in connection with the Company’s shareholder rights plan. As of December 31, 2008, none of the Company’s preferred stock was issued or outstanding.

Page | 35

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
  Shareholder Rights Plan
     On August 29, 2001, the Board of Directors of the Company adopted a shareholder rights plan. Under the plan, a dividend of one preferred share purchase right (a “Right”) was declared for each share of common stock of the Company that was outstanding on October 2, 2001. Each Right entitles the holder to purchase from the Company one one-thousandth of a share of a new series of Series A Junior Participating Preferred Stock at a purchase price of $90, subject to adjustment.
     Effective as of October 22, 2007, the Board of Directors of the Company approved an amendment to the shareholder rights plan, dated as of October 2, 2001 and as amended by the First Amendment dated as of August 19, 2002. As amended, a shareholder’s right to purchase additional shares of the Company’s common stock under the rights agreement is not triggered unless either (a) a shareholder who is a “passive investor” acquires 20% or more of outstanding common stock or (b) a shareholder who is not a “passive investor” acquires 15% or more of outstanding common stock. Prior to the amendment, these rights were triggered upon a shareholder acquiring 15% or more of outstanding common stock in all instances.
     Pursuant to the plan, as amended by the Second Amendment, generally, the Rights will trade automatically with the common stock and will not become exercisable until a person or group has become an “acquiring person” by (a) either acquiring (i) 15% or more of outstanding common stock, or (ii) if the person or group declares itself as a passive investor, 20% or more of outstanding common stock, or (b) until a person or group commences a tender offer that will result in such person or group either (i) owning 15% or more of outstanding common stock or (ii) if the person or group declares itself as a passive investor, 20% or more of outstanding common stock.
     Upon an announcement that any person or group has become an acquiring person, each Right will entitle all rightholders (other than the acquiring person) to purchase, for the exercise price of $90, a number of shares of the Company’s common stock having a market value equal to twice the exercise price. Rightholders would also be entitled to purchase common stock of the acquiring person having a value of twice the exercise price if, after a person had become an acquiring person, the Company were to enter into certain mergers or other transactions. If any person becomes an acquiring person, the Board of Directors may, at its option and subject to certain limitations, exchange one share of common stock for each Right.
     For purposes of the plan, a “passive investor” is a person who (a) has either a Schedule 13G or Schedule 13D, which states that such person has no intent to seek control of the Company, on file with the SEC or (b) acquires shares of common stock pursuant to trading activities undertaken in the ordinary course of such person’s business and not with the purpose, nor the effect, of exercising the power to direct or cause the direction of management or policies or otherwise changing or influencing the control of the Company.
     The Rights have certain anti-takeover effects, in that they would cause substantial dilution to a person or group that attempts to acquire a significant interest in the Company on terms not approved by the Board of Directors. In the event that the Board of Directors determines a transaction to be in the best interests of the Company and its stockholders, the Board of Directors may redeem the Rights for $0.01 per share at any time prior to a person or group becoming an acquiring person. The Rights will expire on October 2, 2011.
13. Stock-Based Compensation
   Long-Term Incentive Plan
     On January 31, 2000, the Company adopted the 2000 Long-Term Incentive Plan (“LTIP”) pursuant to which the Company is authorized to grant stock options and other awards to its employees and directors.
     On December 14, 2006, the plan was amended for certain changes and clarifications. These changes included a 500,000 share increase in the number of shares authorized for equity awards made under the plan; the elimination of an “evergreen” formula used to determine the number of shares available under the plan by reference to a certain percentage of the Company’s total shares outstanding; revisions that allow awards made to the most senior executives under the plan to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”); and revisions to comply with Section 409A of the Code that will minimize the risk of excise taxes being levied on plan participants in connection with changes to the vesting, settlement, or delivery of shares under the awards.

Page | 36

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
     As of December 31, 2008, the LTIP had 1,843,586 shares of common stock that were authorized for grants or awards in the form of stock options, restricted stock awards, RSUs or PSUs (collectively “stock units”).
     Stock options are granted with an exercise price equal to the common stock’s fair market value at the date of grant. Generally, stock options granted have 10-year contractual terms and vest over three to four years from the date of grant. Stock-based awards may be issued under the LTIP for consideration as determined by the Compensation Committee of the Board of Directors. As of December 31, 2008, the Company had stock options, restricted stock awards, RSUs and PSUs outstanding.
     The Company adopted the modified prospective transition method permitted under SFAS 123(R) and consequently has not adjusted results from prior years. For grants which vest based on certain specified performance criteria, the grant date fair value of the shares is recognized over the requisite period of performance once achievement of criteria is deemed probable. For grants that vest through the passage of time, the grant date fair value of the award is recognized over the vesting period. The amount of stock-based compensation recognized during the period is based on the value of the portion of the award that is ultimately expected to vest. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The pre-tax effect of the change in accounting associated with the adoption of SFAS 123(R) in 2006 was $26,653 and the application of a forfeiture rate to compensation expense recognized in prior years was not considered significant for disclosure. The after-tax stock-based compensation impact of adopting SFAS 123(R) in 2006 was $25,709 and a $6.00 per share reduction to earnings per share.
     The Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006 include stock-based compensation expense related to awards of stock options, RSUs, PSUs, and issuances under the Company’s ESPP, including the Company’s BE an Owner program, and restricted stock awards, as follows:

	Year Ended December 31,
	2008(1)	2007(2)	2006
Stock options	$1,144	$7,473	$21,097
RSUs	11,884	18,920	26,280
PSUs	(66,590)	66,590	—
ESPP and BE an Owner	784	3,736	5,556
Restricted stock awards	124	343	460

Total	$(52,654)	$97,062	$53,393

(1)	During the fourth quarter of 2008, an adjustment of $93,472 was recorded to reverse $66,590 of expenses originally recorded in 2007 and $26,882 of expenses recorded through the third quarter of 2008, associated with the PSU plan due to the Company’s estimate of the performance-based metrics not being probable of achievement at the end of the plan period. Additionally, the Company recorded an adjustment to the forfeiture rate on RSUs totaling $2,906.

(2)	During the year ended December 31, 2007, an adjustment of $7,586 was recorded to true up the stock-based compensation expense calculated with an estimated forfeiture rate and capture the impact of unanticipated forfeitures that occurred in the fourth quarter of 2007.
     The tax benefit related to the stock based compensation recognized in 2008, 2007 and 2006 was approximately $352, $3,080 and $1,658, respectively.
     The Company elected the alternative transition method as outlined in FASB Staff Position 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards,” to calculate the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of SFAS 123(R). As the Company was in a net operating loss carry forward position, there was no windfall tax benefit in 2006 and therefore, no impact thereof.
     Certain of the Company’s stock-based awards include a retirement eligibility provision that provides for the award to be fully earned upon the recipient’s attainment of retirement eligibility. Any additional contractual vesting after attainment of retirement eligibility is considered non-substantive, and therefore not included in the requisite service period. With the adoption of SFAS 123(R), the Company recognizes compensation expense related to stock-based awards granted on or after January 1, 2006 over the shorter of the requisite service period or the period to attainment of retirement eligibility. Certain awards granted to retirement-

Page | 37

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
eligible employees prior to January 1, 2006 have not been accelerated and will continue to be amortized over their original vesting periods, until employment with the Company has terminated, at which point the compensation expense associated with any remaining unvested awards will be recognized. Had the Company adopted the retirement eligibility provisions of SFAS 123(R) prior to January 1, 2006, the cumulative impact of the change in accounting would have been a reduction to expense of $2,222 in 2006 (pro forma).
     The fair value of each option award was estimated on the date of grant using the Black-Scholes option pricing model. Beginning in 2005, the Company determined the expected volatility of the options based on a blended average of the Company’s historical volatility and the volatility from its peer group, due to the limited trading experience of the Company and its current filing status. The expected life for awards was approximated by averaging the vesting term and the contractual term in accordance with the “simplified method” described in SAB No. 107, “Share-Based Payment.” The risk-free interest rate is the yield currently available on U.S. Treasury zero-coupon issues with a remaining term approximating the expected life used as the input to the Black-Scholes model. The relevant data used to determine the value of the stock option grants, in the respective years, is as follows:

	Stock Price	Risk-Free		Expected
	Expected	Interest	Expected	Dividend
	Volatility	Rate	Life	Yield
Year ended December 31, 2008	46.50%	3.05%	5.7	—
Year ended December 31, 2007	41.85%	4.41%	5.5	—
Year ended December 31, 2006	50.80%	4.69%	6	—
     The grant date fair value of the Company’s common stock purchased under the ESPP was estimated for the year ended December 31, 2008 using the 15% discount that the participant will receive upon the purchase. The grant date fair value of the Company’s common stock purchased or expected to be purchased under the ESPP was estimated for the years ended December 31, 2007 and 2006 using the Black-Scholes option pricing model with an expected volatility ranging between 30% to 70%, risk-free interest rates ranging from 1.29% to 3.29%, an expected life ranging from 6 to 24 months, and an expected dividend yield of zero. For the years ended December 31, 2008, 2007 and 2006, the weighted average grant date fair value of shares purchased under the ESPP was $6.60, $333.00, and $0, respectively.
Blackout Period
     On April 20, 2005, pursuant to Regulation Blackout Trading Restriction, the Company announced there would be a blackout period under the Company’s 401(k) Plan with respect to purchases of Company stock. Effective as of September 14, 2006, the Company notified its directors, executive officers and employees, that it had amended the 401(k) Plan to permanently prohibit participant purchases and Company contributions of Company stock under the 401(k) Plan. As a result of this action, the blackout period under the 401(k) Plan ended effective as of September 14, 2006.
     On April 20, 2005, the Company sent notices to its directors and executive officers notifying them that in connection with the determination that investors should not rely upon certain previously-issued financial statements, and until the Company is current in the filing its SEC periodic reports, the registration statements on Form S-8 covering the issuances of the Company’s common stock under its LTIP and ESPP will not be available. ESPP participants would not be permitted to purchase the Company’s common stock normally offered pursuant to the ESPP, and stock-based awards under the LTIP would not be settled, as the Company could not provide valid registration of shares delivered for resale. These restrictions were lifted on October 23, 2007, when the Company became current in the filing of its SEC periodic reports and the registration statements on Form S-8 became available.

Page | 38

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
   Stock Option Plans
     A summary of option activity as of December 31, 2008, and changes during the year then ended is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number	Exercise	Contractual	Intrinsic
	of Options	Price	Life (Years)	Value
Outstanding at December 31, 2007	613,393	$555.73
Granted	60,132	$102.34
Forfeited	(161,048)	$543.15

Outstanding at December 31, 2008	512,477	$506.49

Vested or expected to vest at December 31, 2008	504,174	$512.96	4.4	$—
Exercisable at December 31, 2008	457,125	$554.12	3.9	$—
     The weighted-average grant-date fair value of options granted during the years 2008, 2007 and 2006 was $35.44, $134.00 and $235.00, respectively. The total fair value of options vested was $2,641, $13,970 and $28,596, respectively. No stock options were exercised in 2008, 2007 and 2006.
     As of December 31, 2008, there was $1,646 of total unrecognized compensation cost, net of expected forfeitures, related to nonvested options. That cost is expected to be recognized over a weighted-average period of 3.1 years.
   Restricted Stock Units
     On March 25, 2005, the Compensation Committee of the Company’s Board of Directors approved the issuance of up to an aggregate of $165,000 in RSUs under the LTIP to the Company’s current managing directors (MDs) and a limited number of key employees, and delegated to the Company’s officers the authority to grant these awards. A summary of the status of RSUs as of December 31, 2008, and changes during the year ended December 31, 2008, is presented below:

		Weighted
		Average
	Number	Grant Date
	of RSUs	Fair Value
Nonvested at December 31, 2007(1)	128,575	$406.81
Granted	41,290	$113.59
Vested	(45,381)	$411.08
Forfeited	(33,128)	$302.04

Nonvested at December 31, 2008(1)	91,356	$310.16

Vested at December 31, 2008(1)	87,879
Outstanding at December 31, 2008(1)	179,235

(1)	Approximately 838 RSUs (net of forfeitures) and 626 RSUs (net of forfeitures) have been excluded from the December 31, 2007 and 2008 nonvested balances, respectively, because they were awarded to recipients in countries where local laws require a cash settlement. Similarly, approximately 551 RSUs (net of forfeitures) and 1,177 RSUs (net of forfeitures) have been excluded from the December 31, 2008 vested and outstanding balances, respectively. Cash in the amount of $38 was used to settle these RSUs in 2008.
     In 2008, 70,155 shares of common stock were used to settle RSUs. As of December 31, 2008, 160,910 RSUs and 1,250 RSUs were vested or expected to vest and exercisable, respectively, with an aggregate intrinsic value of $218 and $2, respectively. The weighted-average grant-date fair value of RSUs granted during the years 2007 and 2006 was $368.00 and $424.00, respectively. As of December 31, 2008, there was $12,753 of total unrecognized compensation cost, net of expected forfeitures, related to nonvested RSUs. That cost is expected to be recognized over a weighted-average period of 1.6 years.

Page | 39

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
     The total fair value of RSUs that vested, net of forfeitures, during the years 2008, 2007 and 2006 was approximately $18,655, $20,436, and $46,657, respectively. For RSU awards, the fair value is fixed on the date of grant based on the number of RSUs granted and the fair value of the Company’s common stock on the date of grant. RSUs granted during 2008 generally either: (i) cliff vest and settle three years from the grant date; or (ii) vest and settle over four years from the date of grant.
     Certain RSU awards have performance vesting criteria, for which the Company has determined achievement to be probable. None of the common stock equivalents underlying these RSUs are considered to be issued or outstanding common stock, as issuance is dependent on various vesting and settlement terms as noted above.
   Performance Share Units
     On February 2, 2007, the Compensation Committee of the Company’s Board of Directors approved the issuance of up to 500,000 PSUs to the Company’s managing directors and other high-performing senior-level employees, including its executive officers, under its 2000 Amended and Restated LTIP. A summary of the status of PSUs as of December 31, 2007, and changes during the year ended December 31, 2008, is presented below:

		Weighted
		Average
	Number	Grant Date
	of PSUs	Fair Value
Nonvested and outstanding at December 31, 2007(1)	362,097	$626.55
Granted	—
Forfeited	(104,488)	$614.84

Nonvested and outstanding at December 31, 2008(1)	257,609	$631.29

(1)	Approximately 1,087 PSUs have been excluded from the December 31, 2008 and 2007 nonvested balances, respectively, because they were awarded to recipients in countries where local laws require a cash settlement.
     The PSU awards, each of which initially represents the right to receive at the time of settlement one share of the Company’s common stock, will vest on December 31, 2009. Generally, for any PSU award to vest, two performance-based metrics must be achieved for the performance period beginning on (and including) February 2, 2007 and ending on (and including) December 31, 2009 (the “Performance Period”):
     (i) the Company must first achieve a compounded average annual growth target in consolidated business unit contribution; and
     (ii) total shareholder return (“TSR”) for shares of the Company’s common stock must be at least equal to the 25th percentile of TSR of the Standard & Poor’s 500 (the “S&P 500”) in order for any portion of the award to vest. Depending on the Company’s TSR performance relative to those companies that comprise the S&P 500, the PSU awards will vest on December 31, 2009 at percentages varying from 0% to 250% of the number of PSU awards originally awarded.
     An employee’s continuous employment with the Company (except in cases of death, disability or retirement, or certain changes of control as defined in the agreements governing the PSU awards) is also required for vesting of a particular employee’s PSU award. The PSU awards will be settled at various dates from 2010 to 2016.
     The fair value of each PSU award was estimated on the date of grant using the Monte Carlo lattice-pricing model and applying the following assumptions:
•	a performance period of February 2, 2007 to December 31, 2009;

•	a grant date closing stock price equal to the closing price of a share of the Company’s common stock as reported on the New York Stock Exchange;

•	a risk-free rate range of 4.44% to 5.20% based upon a term structure over the performance period; and

Page | 40

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
•	a volatility range of 2.05% to 50.58% based upon using a term structure over the performance period incorporating an average blended rate of the Company’s historical volatility and implied volatility from the Company’s peer group within the S&P 500.
     As of December 31, 2008, no PSUs are vested or expected to vest as the performance-based metrics are not probable of achievement. As a result of the Company’s assessment of the probability of achieving the performance-based metrics, during the fourth quarter of 2008, an adjustment of $93,472 was recorded to reverse $66,590 of expenses originally recorded in 2007 and $26,882 of expenses recorded through the third quarter of 2008 associated with the PSU program. As of December 31, 2008, there was $138,279 of total unrecognized compensation cost, net of expected forfeitures, related to nonvested PSUs. If the performance-based metrics become probable of achievement, that cost is expected to be recognized over a weighted-average period of 1 year.
   Restricted Stock Awards
     The Company has granted restricted stock to non-employee members of the Board of Directors as annual grants under the LTIP, in connection with their annual service to the Company. The awards are fully vested upon grant, but are subject to transfer restrictions defined in the LTIP until the recipient is no longer a member of the Board of Directors. Under the 2000 Amended and Restated LTIP, automatic grants ceased as of January 1, 2007. The Company may, in its discretion, provide discretionary grants. On January 18, 2008, each director was granted 160 shares of restricted common stock for services rendered in 2007. In May 2007, the Board of Directors approved grants of an aggregate of 960 shares of restricted stock to its non-employee directors. The purpose of these grants was to provide additional compensation to non-employee directors for their service on the Board of Directors during 2005. During the year ended December 31, 2006, the Company granted 1,120 shares of restricted stock to non-employee directors.
   Employee Stock Purchase Plan
     The Company’s ESPP was adopted on October 12, 2000 and allows eligible employees to purchase shares of the Company’s common stock at a discount, up to a maximum of $25 at fair value, through accumulated payroll deductions of 1% to 15% of their compensation. Under the ESPP, shares of the Company’s common stock were purchased at 85% of the lesser of the fair market value at the beginning of the 24-month offering period (the “Look-Back Purchase Price”), and the fair market value at the end of each six-month purchase period ending on July 31 and January 31, respectively. In 2005, the Board of Directors amended the ESPP to remove the 24-month look-back purchase price for all future offering periods under the ESPP. Future offering periods will be 6-months in length and the purchase price for the Company’s common stock will be calculated at a 15% discount from the closing price on the last day of each 6-month offering period. The purchase price of the Company’s common stock for the purchase period in effect at the time of such amendment was grandfathered from this change (i.e., the purchase price was the lower of the look-back purchase price and the fair market value at the end of the purchase period) (the “Grandfathered Offering Period”). On April 18, 2007, the Board of Directors amended the ESPP to eliminate the look-back purchase price for the Grandfathered Offering Period. As amended, the purchase price for the Grandfathered Offering Period was 85% of the fair market value of the Company’s common stock at the end of the Grandfathered Offering Period. During the years ended December 31, 2008, 2007 and 2006, employees purchased a total of 45,317, 62,077 and 0 shares for $1,695, $12,374 and $0, respectively. As of December 31, 2008, $1,192 of employee contributions were held by the Company. Effective January 14, 2009, the Company terminated the ESPP program and the cash credited to each participant’s account was returned to each such participant.
     In June 2005, the Company announced that certain employees below the managing director level were eligible to participate in its BE an Owner Program. Under this program, as amended, employees were intended to receive a stock grant equivalent to 3% of their annual salaries as of October 3, 2005 under the ESPP. In January 2006, the Company made a cash payment to each eligible employee in an amount equal to 1.5% of that employee’s annual salary as of October 3, 2005 (which payment was approximately $18,456 in the aggregate). In October 2007, the Company made, when it became current in the filing of its SEC periodic reports, a special contribution of approximately $10,269 representing the remaining 1.5% of eligible employees’ annual salary as of October 3, 2005 into his or her ESPP account, all of which (with the exception of $121 settled in cash, as required by local country law) was used to purchase 50,910 shares of the Company’s common stock at a 15% discount. The 15% discount offered to employees under these plans represents a cost to the Company that must be recognized in the Consolidated Statements of Operations in accordance with SFAS 123(R).

Page | 41

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
   Chapter 11 Impact
     On February 18, 2009, the Debtors filed voluntary petitions for reorganization relief under chapter 11 of title 11 of the United States Bankruptcy Code. The bankruptcy filing was made with a “pre-arranged” restructuring plan with the support of the Secured Lenders under the 2007 Credit Facility. Wells Fargo Foothill, LLC, successor to UBS AG, Stamford Branch, as administrative and collateral agent, and the lenders, issuing banks and other agents party thereto agreed in principle to support the terms of the proposed Plan. For additional information regarding the Chapter 11 Cases, see Note 1, “Chapter 11 Bankruptcy Proceedings and Plan of Reorganization; Proposed Sale of Portions of the Company.”
     Under the proposed Plan, all outstanding equity of the Company, including stock options, RSUs, PSUs and restricted stock awards, is expected to be cancelled for no consideration. In addition, even if the proposed Plan is modified to reflect the proposed sale of various portions of the Company, the Company expects that all such outstanding equity will be cancelled for no consideration.
14. Income Taxes
     The Company reported income before taxes of $36,682, including net foreign income of $45,647, for the year ended December 31, 2008. The Company reported a loss before taxes of $290,490, including net foreign income of $141,096, for the year ended December 31, 2007. The Company reported a loss before taxes of $181,043, including net foreign income of $13,495, for the year ended December 31, 2006.
     The components of income tax expense (benefit) are as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Current:
Federal	$(15,645)	$10,972	$4,855
State and local	1,500	1,100	1,199
Foreign	59,142	49,304	27,648

Total current	44,997	61,376	33,702

Deferred:
Foreign	23,756	10,857	(1,305)

Total deferred	23,756	10,857	(1,305)

Total	$68,753	$72,233	$32,397

Page | 42

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
     The following table presents the principal reasons for the difference between the effective income tax rate on income from continuing operation and the U.S. Federal statutory income tax rate:

	Year Ended December 31,
	2008	2007	2006
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Change in reserves	(5.3%)	(4.0%)	(4.6%)
Change in valuation allowance	(32.2%)	(42.4%)	(40.2%)
Foreign taxes	30.0%	(6.0%)	2.1%
Nondeductible meals and entertainment expense	18.1%	(2.3%)	(4.3%)
State taxes, net of federal benefit	4.6%	4.3%	3.7%
Unremitted foreign earnings	60.4%	0.0%	0.0%
Foreign recapitalization and restructuring	67.3%	(5.9%)	(3.0%)
Nondeductible interest	20.4%	(0.9%)	(2.1%)
Prior year tax refund claims	(15.4%)	0.0%	0.0%
Foreign dividends	6.6%	(0.1%)	(2.6%)

Other, net	(2.1%)	(2.6%)	(1.9%)

Effective income tax rate	187.4%	(24.9%)	(17.9%)

     The temporary differences that give rise to a significant portion of deferred income tax assets and liabilities are as follows:

	December 31,	December 31,
	2008	2007
Deferred income tax assets:
Net operating loss carryforwards	$307,316	$287,646
Accrued compensation	31,723	39,624
Equity-based compensation	29,809	58,805
Accrued liabilities	27,877	32,299
Other assets	61,000	76,816

Total gross deferred income taxes	457,725	495,190
Less valuation allowance	(443,652)	(468,563)

Total net deferred income tax assets	14,073	26,627

Deferred income tax liabilities:
Unremitted foreign earnings	26,463	—
Property and equipment	259	5,937
Revenue	—	5,334
Foreign currency translation	2,060	3,259

Total deferred income tax liabilities	28,782	14,530

Net deferred income tax (liability) asset	$(14,709)	$12,097

Page | 43

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
     These deferred tax assets and liabilities are presented on the Consolidated Balance Sheets as follows:

	December 31,	December 31,
	2008	2007
Current deferred tax assets	$13,555	$11,521
Non-current deferred tax assets	17,008	25,179
Current deferred tax liabilities	(8,339)	(15,022)
Non-current deferred tax liabilities	(36,933)	(9,581)

	$(14,709)	$12,097

     The Company had U.S. net operating loss carryforwards at December 31, 2008 of approximately $654,036, which expire at various dates beginning in 2010 through 2028. The utilization of these net operating loss carryforwards is subject to limitations. The Company believes that it is more likely than not that these net operating loss carryforwards will not be utilized. The Company also had foreign net operating loss carryforwards at December 31, 2008 of approximately $246,709, which expire at various dates between 2009 and 2028 and $384,905 that carryforward indefinitely as provided by the applicable foreign law. A valuation allowance has been recorded due to the uncertainty of the recognition of certain deferred tax assets, primarily the net operating loss carryforwards of U.S., state, and certain foreign subsidiaries. The net changes in the valuation allowance for the years ended December 31, 2008, 2007 and 2006 were ($24,911), $60,414, and $69,357, respectively.
     A valuation allowance is provided to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company’s valuation allowance of $443,652 and $468,563 as of December 31, 2008 and 2007, respectively, on its deferred tax asset primarily relates to the uncertainty surrounding the realization of U.S., state and certain foreign net operating loss carryforwards and foreign tax credit carryforwards.
     Section 382 of the Internal Revenue Code limits the use of a corporation’s net operating losses and certain other tax benefits following a change in ownership of the corporation. Section 382 rules governing when a change in ownership occurs are complex and subject to interpretation; however, a change in ownership generally occurs when there has been a cumulative change in the stock ownership of the corporation held by 5% stockholders of more than 50 percentage points over an applicable three-year period.
     To the extent the Company has not experienced a change in ownership, subsequent changes in the stock ownership of the Company could result in a change in ownership that would trigger the limitations of Section 382. If the Company were to experience a change in ownership under Section 382, the Company may be limited in its ability to fully utilize its net operating loss tax assets to offset future taxable income. The Bankruptcy Court also entered an interim order establishing notification procedures and restrictions in connection with holding and trading in the Company’s stock and claims. The order is intended to preserve, to the greatest extent possible, the potential value of certain of the Company’s and its subsidiaries’ tax attributes, both during the pendency of the Chapter 11 Cases and following emergence from bankruptcy.
     During 2008, the Company was no longer able to assert its position with regard to the permanent reinvestment of earnings of certain foreign subsidiaries. As a result, the Company recorded a deferred tax liability of $26,463. Prior to 2008, the Company had not provided for U.S. income taxes on the unremitted earnings of certain foreign subsidiaries as these earnings were considered to be permanently reinvested as of December 31, 2007. These earnings amounted to approximately $449,285 and $300,315 for the years ended December 31, 2007 and 2006, respectively.

Page | 44

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
     Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 supersedes SFAS No. 5, “Accounting for Contingencies,” as it relates to income tax liabilities and changes the standard of recognition that a tax contingency is required to meet before being recognized in the financial statements. A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits for the years ended December 31, 2008 and 2007 are as follows:

	2008	2007
Beginning Balance	$249,381	$230,257
Increase as result of tax positions taken during the current period	51,751	30,446
Increase as result of tax positions taken during a prior period	2,328	9,052
Decreases as a result of tax positions taken during a prior period	(17,533)	(12,927)
Lapse of applicable statute of limitations	(351)	(7,447)

Ending Balance	$285,576	$249,381

     If recognized, $186,592 and $177,518 would be recognized as a reduction of income tax expense impacting the effective income tax rate as of December 31, 2008 and December 31, 2007, respectively. The Company had $77,609 and $64,991 accrued for interest and penalties at December 31, 2008 and 2007, respectively. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense.
     Final determination of a significant portion of the Company’s tax liabilities that will be effectively settled remains subject to ongoing examination by various taxing authorities, including the Internal Revenue Service. The Company is aggressively pursuing strategies to favorably settle or resolve these liabilities for unrecognized tax benefits. If the Company is successful in mitigating these liabilities, in whole or in part, the impact will be recorded as an adjustment to income tax expense in the period of settlement.
     It is reasonably possible that changes to the Company’s global unrecognized tax benefits could be significant, however due to the uncertainty regarding the timing of completion of audits and possible outcomes, a current estimate of the range of increases or decreases that may occur within the next twelve months cannot be made.
     The Company is subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. Germany and Japan are the Company’s most significant foreign taxing jurisdictions. The Company has concluded substantially all U.S. federal income tax matters through June 30, 2001, excluding an open audit of a $4,900 federal income tax refund claim. The statute of limitations is open for all remaining years. The Company has concluded all German federal income tax matters through December 31, 2002. The statute of limitations is open for all subsequent income tax periods. The Company has concluded Japanese income tax audits on all open periods through December 31, 2006.
     During 2005, the Internal Revenue Service commenced a federal income tax examination for the tax periods ended June 30, 2001, June 30, 2003, December 31, 2003, December 31, 2004 and December 31, 2005. During 2007, the Internal Revenue Service opened the examination for the tax period ended June 30, 2002. It is not known at this time whether there will be any adjustments to the refund claims already filed or to taxes paid in any other years as a result of the examination by the Internal Revenue Service. The Company believes that it has adequate reserves for any items that may result in an adjustment as a result of the Internal Revenue Service’s income tax examination and the examinations in our foreign jurisdictions.
     During 2008, the Company filed an amended tax return claim with the Internal Revenue Service. As a result of this claim, the Company recorded a tax benefit of $5,633. This refund is under examination by the Internal Revenue Service and is subject to review by the U.S. Congress Joint Committee on Taxation. Also during 2008, the Company recorded tax expense of $19,667 related to a foreign legal restructuring. The restructuring resulted in the loss of certain loss carry-forwards and the realization of capital gains.
     On August 14, 2007, the German Business Tax Reform 2008 was signed and the legislative process was finalized on August 17, 2007 with the official publication of the law. This new legislation changes the German Federal Corporate Tax Rate. The Company has

Page | 45

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
analyzed the impact of these changes on its deferred tax assets and liabilities as of the enactment date. During the year ended December 31, 2007, the Company recorded a net increase to income tax expense of $3,100 to reflect the impact of the tax rate change.
     In 2006, the Company filed a federal income tax refund claim related to the tax year ended December 31, 2005 in the amount of $6,300 regarding a net operating loss carryback. The Company received the federal income tax refund before December 31, 2006.
15. Employee Benefit Plans
   401(k) Plan
     The Company sponsors a qualified 401(k) defined contribution plan (the “401(k) Plan”) covering substantially all of its US employees. Participants are permitted (subject to a maximum permissible contribution under the Internal Revenue Code for calendar year 2008 of $16) to contribute up to 50% of their pre-tax earnings to the 401(k) Plan. Employees who make salary reduction contributions during the plan year and who are employed on the last day of the 401(k) Plan year receive a Company matching contribution of 25% of the first 6% of pre-tax eligible compensation contributed to the 401(k) Plan, and, at the discretion of the Company, may receive an additional discretionary contribution of up to 25% of the first 6% of pre-tax eligible compensation contributed to the plan. Matching contributions are calculated once a year on the last day of the plan year. Effective May 1, 2006, the plan’s year end was changed to December 31 from April 30. In addition, the plan does not restrict the ability of employees to dispose of any of the Company’s common stock that are held in their retirement funds (see Note 13, “Stock-Based Compensation”). For the years ended December 31, 2007 and 2006, Company-matching contributions made, net of forfeitures, were $7,725 and $7,464, respectively. For the year ended December 31, 2008, the Company has accrued, net of forfeitures, $6,899 for Company-matching contributions to the 401(k) Plan. On February 18, 2009, in connection with the Chapter 11 Cases and in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Bank of America, N.A., as independent fiduciary for the assets of the 401(k) Plan’s BearingPoint Stock Fund, began the process of selling all Company common stock in the BearingPoint Stock Fund. It completed the sale on February 24, 2009 and, on February 27, 2009, the cash proceeds from the sale were credited to individual 401(k) participant accounts and automatically transferred into the Merrill Lynch Retirement Preservation Trust fund for the benefit of participants.
   Pension and Postretirement Benefits
     The Company has both funded and unfunded noncontributory defined benefit pension plans that provide benefits based on years of service and salary. Pension coverage, which is often governed by local statutory requirements, is provided under the various plans.
     The Company also offers a postretirement medical plan to the majority of its full-time U.S. employees and managing directors who meet specific eligibility requirements.
     For the years ended December 31, 2008, 2007 and 2006, the pension benefit plans and the postretirement medical plan had a measurement date of December 31.

Page | 46

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
     The following schedules provide information concerning the pension and postretirement medical plans held by the Company:

	Pension Plans
	Year Ended December 31,
	2008	2007	2006
Components of net periodic pension cost
Service cost	$6,335	$6,613	$7,166
Interest cost	5,898	4,863	4,429
Expected return on plan assets	(1,288)	(998)	(1,075)
Amortization of loss	25	675	1,026
Amortization of prior service cost	737	396	635
Curtailment	—	—	120
Settlement	—	—	(365)

Net periodic pension cost	$11,707	$11,549	$11,936

	Postretirement Medical Plan
	Year Ended December 31,
	2008	2007	2006
Components of postretirement medical cost
Service cost	$2,525	$2,471	$1,922
Interest cost	940	866	735
Amortization of losses	—	51	156
Amortization of prior service cost	478	478	478

Net periodic postretirement medical cost	$3,943	$3,866	$3,291

Page | 47

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)

			Postretirement
			Medical
	Pension Plans		Plan
	Year Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Change in projected benefit obligation
Benefit obligation at beginning of year	$124,021	$119,159	$15,429	$15,073
Service cost	6,335	6,612	2,525	2,471
Interest cost	5,898	4,863	940	866
Plan participants’ contributions	850	678	283	196
Benefits paid	(4,087)	(2,412)	(545)	(270)
Administrative expense	(129)	(138)	—	—
Actuarial loss (gain)	3,626	(16,854)	(2,709)	(2,907)
Effect of exchange rate changes	(4,189)	12,113	—	—

Projected benefit obligation at end of year	$132,325	$124,021	$15,923	$15,429

Change in plan assets
Fair value of plan assets at beginning of year	$26,345	$22,235	$—	$—
Actual return on plan assets	(3,151)	260	—	—
Employer contributions	4,603	3,874	262	74
Employee contributions	850	678	283	196
Benefits paid	(4,087)	(2,412)	(545)	(270)
Administrative expense	(129)	(138)	—	—
Effect of exchange rate changes	1,501	1,848	—	—

Fair value of plan assets at end of year	$25,932	$26,345	$—	$—

Reconciliation of funded status
Funded status	$(106,393)	$(97,676)	$(15,923)	$(15,429)

Net amount recognized	$(106,393)	$(97,676)	$(15,923)	$(15,429)

Amounts recognized in Accumulated Other Comprehensive Loss
Prior service cost	$2,926	$3,574	$1,070	$1,548
Net loss (gain)	3,269	(3,589)	(3,406)	(531)

Total accumulated other comprehensive loss (income)	$6,195	$(15)	$(2,336)	$1,017

Amounts recognized in the Consolidated Balance Sheets
Noncurrent assets	$—	$2,460	$—	$—
Current liabilities	(2,167)	(2,172)	(265)	(189)
Noncurrent liabilities	(104,226)	(97,964)	(15,658)	(15,240)

Net amount recognized	$(106,393)	$(97,676)	$(15,923)	$(15,429)

Accumulated benefit obligation	$117,815	$110,065	$15,923	$15,429

     As of December 31, 2008, the Switzerland and German pension plans had a projected benefit obligation in excess of the fair value of assets of $7,755 and $98,639, respectively. During the year, the Company reclassified $284 from accumulated other comprehensive income to expense for its German pension plan and $478 for both its Switzerland pension plan and its postretirement medical plan. These amounts represent amortization of prior period service costs and accumulated actuarial gain loss recorded upon implementation of SFAS 158. Effective July 23, 2007, the Company amended its defined benefit pension plans in Germany to no longer accept new participants.

Page | 48

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)

	Pension		Postretirement Medical
	Plans		Plan
	Year Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Weighted-average assumptions used to determine benefit obligations
Discount rate	4.9%	5.1%	6.1%	6.1%
Rate of compensation increase	2.1%	3.0%	—	—
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate	5.1%	4.2%	6.1%	5.8%
Expected long-term return on plan assets	4.8%	4.5%	—	—
Rate of compensation increase	3.0%	3.0%	—	—
     The Company’s target allocation is 30.0% equities, 13.0% real estate and 57.0% bonds. This target allocation is used in conjunction with historical returns on these asset categories, current market conditions and future expectations in order to determine an appropriate expected long-term return on plan assets. The investment strategy with respect to the pension assets is to achieve a long-term rate of return to satisfy current and future plan liabilities while minimizing risks. The weighted average asset allocations are as follows:

	Pension Plan
	December 31,	December 31,
	2008	2007
Asset category
Bonds	51.9%	51.0%
Equities	26.7	31.0
Real estate	14.5	13.0
Other	6.9	5.0

Total	100.0%	100.0%

     The benefit payments are expected to be paid from the pension and postretirement medical plans in the following years:

		Postretirement
	Pension Plans	Medical Plan
2009	$3,891	$273
2010	4,161	371
2011	4,407	456
2012	4,686	543
2013	5,008	664
Years 2014-2018	29,479	6,475

	$51,632	$8,782

     The assumed health care cost trends for the postretirement medical plan are as follows:

	December 31,	December 31,
	2008	2007
Health care cost trend rate assumed for next year	9.0%	9.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2017	2016
     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1%-Point	1%-Point
	Increase	Decrease
Effect on total service and interest cost	$624	$(515)
Effect on Postretirement Benefit Obligation	$2,458	$(2,060)

Page | 49

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
      The Company has other employee benefit pension plans outside the U.S. that are not included in the tables above for which the liability was $4,164 and $5,988 as of December 31, 2008 and 2007, respectively.
     Effective December 31, 2006, the Company adopted the provisions of SFAS 158. SFAS 158 requires the recognition of the funded status of the pension plans and non-pension postretirement benefit plans as an asset or a liability in the Consolidated Balance Sheets. The funded status is measured as the difference between the projected benefit obligation and the fair value of plan assets.
     The Company expects that $1,236 of unrecognized prior service cost and $400 of unrecognized net actuarial loss will be reclassified from accumulated other comprehensive loss and will be recognized as a component of net periodic benefit cost in 2009.
   Deferred Compensation Plan
     The Company maintains a deferred compensation plan in the form of a Rabbi Trust. In accordance with EITF 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested,” the assets of this trust are consolidated within the Company’s financial statements. Under this plan, certain members of management and other highly compensated employees may elect to defer receipt of a portion of their annual compensation, subject to maximum and minimum percentage limitations. The amount of compensation deferred under the plan is credited to each participant’s deferral account and a deferred compensation liability established by the Company. An amount equaling each participant’s compensation deferral is transferred into a grantor trust and invested in various debt and equity securities. The assets of the grantor trust are held by the Company and accounted for under SFAS No. 115, “Accounting for Certain Investments and Equity Securities,” and are recorded as other current assets within the Consolidated Balance Sheets.
     Deferred compensation plan investments are classified as trading securities and consist primarily of investments in mutual funds, money market funds and equity securities. The values of these investments are based on published market quotes at the end of the period. Adjustments to the fair value of these investments are recorded in the Consolidated Statements of Operations. Gross realized and unrealized gains and losses from trading securities have not been material. These investments are specifically designated as available to the Company solely for the purpose of paying benefits under the Company’s deferred compensation plan. However, now that the Company has filed for bankruptcy, the assets of in the plan are subject to claims of all general creditors of the Comapny. The deferred compensation liability relates to obligations due to participants under the plan. The deferred compensation liability balance represents accumulated participant deferrals, and earnings thereon, since the inception of the plan, net of withdrawals. The deferred compensation liability is recorded within other long term liabilities on the Consolidated Balance Sheets. The Company’s liability under the plan is an unsecured general obligation of the Company. At December 31, 2008 and 2007, $3,201 and $6,766, respectively, had been deferred under the plan. In January of 2009, the Company disbursed $2,456 to plan participants in accordance with the plan requirements.
16. Lease and Facilities Restructuring and Severance Activities
   Severance Activities
     Through the normal course of operations, the Company periodically adjusts the size of its workforce to better match the needs of the business. In 2008, 2007 and 2006, the Company terminated approximately 9.7%, 8.0% and 4.8% of its average annual workforce, respectively, resulting in severance costs of $27,583, $24,227 and $18,937, respectively. The Company maintains ongoing benefit plans covering employee terminations, as defined by SFAS No. 112 “Employers’ Accounting for Postemployment Benefits,” and accounts for severance costs related to these activities when management with the requisite authority approves employee termination and it is probable that no significant changes to planned terminations will occur between approval and execution. Benefits provided in excess of the Company’s ongoing benefit plans are accounted for when terminations are communicated to the affected employees.
   Lease and Facilities Restructuring Activities
     In connection with the Company’s office space reduction efforts, the Company recognized a $278 restructuring charge during the year ended December 31, 2008 related to lease and facility exit activities. The $278 charge, recorded within the Corporate/Other

Page | 50

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
operating segment, included $43 related to the fair value of future lease obligations (net of estimated sublease income), and $235 representing unamortized cost of fixed assets associated with the exited facilities.
     Additionally, the Company recognized a benefit of $3,802 for charges and adjustments associated with restructuring activities recognized prior to 2008. Since July 2003, the Company has incurred a total of $149,682 in lease and facilities-related restructuring charges in connection with its office space reduction effort relating to the following regions: $21,961 in EMEA, $863 in Asia Pacific and $126,858 in North America. As of December 31, 2008, the Company had a remaining lease and facilities accrual of $14,956 and $25,226, identified as current and non-current portions, respectively. The remaining lease and facilities accrual will be paid over the remaining lease terms which expire in 2016.
     During the year ended December 31, 2007, the Company recognized a $15,814 restructuring charge related to lease, facility and other exit activities. The $15,814 charge, recorded within the Corporate/Other operating segment, included $10,095 related to the fair value of future lease obligations (net of estimated sublease income) and $5,719 representing unamortized cost of fixed assets associated with the exited facilities. Additionally, the Company recorded charges and adjustments of $5,055 associated with restructuring activities recognized prior to 2007.
     During the year ended December 31, 2006, the Company recognized a $29,621 restructuring charge related to lease, facility and other exit activities. The $29,621 charge, recorded within the Corporate/Other operating segment, included $27,552 related to the fair value of future lease obligations (net of estimated sublease income) and $2,069 in other costs associated with exiting facilities.
     The following table summarizes the restructuring activities for the years ended December 31, 2008, 2007 and 2006:

Total
Balance at December 31, 2005	$50,597
Charges to operations	29,621
Payments	(14,142)
Other (1)	842

Balance at December 31, 2006	66,918
Charges to operations	20,869
Payments	(23,774)
Other (1)	1,671

Balance at December 31, 2007	65,684
Benefit to operations	(3,524)
Payments	(21,902)
Other (1)	(76)

Balance at December 31, 2008	$40,182

(1)	Other changes in restructuring accrual consist primarily of foreign currency translation adjustments.
     The expected utilization of the remaining lease and facilities accrual is as follows:

Year Ending December 31:
2009	$14,956
2010	10,843
2011	8,219
2012	3,554
2013	2,094
Thereafter	516

Total	$40,182

Page | 51

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
17. Fair Value Measurements
     On January 1, 2008, the Company adopted the provisions of SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), for certain financial assets and financial liabilities that are measured at fair value on a recurring basis. SFAS 157 provides a consistent definition of fair value, with a focus on exit price from the perspective of a market participant. In February 2008, the Company adopted FSP 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13,” which removed leasing transactions accounted for under Statement No. 13 and related guidance from the scope of SFAS No. 157. In February 2008, the Company also adopted FSP 157-2, “Partial Deferral of the Effective Date of Statement 157,” which deferred the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities measured at fair value on a nonrecurring basis to fiscal years beginning after November 15, 2008. The Company has elected to defer the provisions of SFAS 157 allowed for under FSP 157-2 on impairment testing associated with Property and equipment and Goodwill, and Accrued lease and facility charges.
     The Company holds short-term money market investments, commercial paper, investments in private equity, and certain other financial instruments which are carried at fair value. The Company determines fair value based upon quoted prices, when available, or through the use of alternative approaches when market quotes are not readily accessible or available.
     Valuation techniques for fair value are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s best estimate, considering all relevant information. These valuation techniques involve some level of management estimation and judgment. The valuation process to determine fair value also includes making appropriate adjustments to the valuation model outputs to consider risk factors.
     The fair value hierarchy of the Company’s inputs used in the determination of fair value for assets and liabilities during the current period consists of three levels. Level 1 inputs are comprised of unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. Level 2 inputs include quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. Level 3 inputs incorporate the Company’s own best estimate of what market participants would use in pricing the asset or liability at the measurement date where consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. If inputs used to measure an asset or liability fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the asset or liability. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Page | 52

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
          The following table presents financial assets and liabilities measured at fair value on a recurring basis and their related valuation inputs as of December 31, 2008:
Assets and Liabilities Measured at Fair Value on a Recurring Basis

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
	Total Fair Value	for Identical	Observable	Unobservable
	of Asset or	Assets	Input	Inputs
	Liability	(Level 1)	(Level 2)	(Level 3)(2)
Cash and cash equivalents(1)	$107,564	$107,564	$—	$—
Other current assets(1)	745	745	—	—
Other assets	26,369	26,073	—	296

Total assets	$134,678	$134,382	$—	$296

Other current liabilities(1)	$2,456	$2,456
Other liabilities(1)	745	745

Total liabilities	$3,201	$3,201

(1)	The Company has assets held in a Rabbi Trust deferred compensation plan, which generally include actively traded mutual funds and money market accounts.

(2)	The Company carries cost-basis investments in privately-held companies. An other than temporary impairment in value of $53 and a temporary impairment in value of $6 was recorded as part of Other Income in the Consolidated Statement of Operations during the year ended December 31, 2008.

Page | 53

BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
18. Segment Information
     The Company’s segment information has been prepared in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Operating segments are defined as components of an enterprise engaging in business activities about which separate financial information is available that is evaluated regularly by the Company’s chief operating decision-maker, the Chief Executive Officer, in deciding how to allocate resources and assess performance. The Company’s reportable segments consist of its three North American industry groups (Public Services, Commercial Services and Financial Services), its three international regions (EMEA, Asia Pacific and Latin America) and the Corporate/Other category (which consists primarily of infrastructure costs). Accounting policies of the segments are the same as those described in Note 2, “Summary of Significant Accounting Policies.” Upon consolidation all intercompany accounts and transactions are eliminated. Inter-segment revenue is not included in the measure of profit or loss. Performance of the segments is evaluated on operating income excluding the costs of infrastructure and shared service costs (such as facilities, information systems, finance and accounting, human resources, legal and marketing), which is represented by the Corporate/Other segment.
     Financial data presented by reportable segments is provided below:

	Year Ended December 31, 2008
	Public	Commercial	Financial			Latin	Corporate/
	Services	Services	Services	EMEA	Asia Pacific	America	Other(1)	Total
Revenue	$1,368,992	$386,599	$185,978	$833,520	$324,047	$101,361	$(3,456)	$3,197,041
Operating income (loss)	299,490	68,700	35,016	155,928	76,816	14,543	(522,000)	128,493
Depreciation and amortization	6,719	1,053	335	7,757	877	497	28,677	45,915
Interest expense(2)	183	55	—	18,899	9,567	2,344	29,975	61,023
Total assets(3)	308,048	65,106	34,762	553,197	125,821	18,779	549,202	1,654,915

	Year Ended December 31, 2007
	Public	Commercial	Financial			Latin	Corporate/
	Services	Services	Services	EMEA	Asia Pacific	America	Other(1)	Total
Revenue	$1,432,645	$509,789	$264,198	$791,298	$362,715	$90,091	$4,826	$3,455,562
Operating income (loss)	230,007	58,705	22,896	124,675	69,243	(17,059)	(721,259)	(232,792)
Depreciation and amortization	8,648	696	557	11,855	875	450	40,391	63,472
Interest expense(2)	25,025	5,638	3,412	7,586	5,476	2,074	12,005	61,216
Total assets(3)	396,542	95,003	48,026	594,675	130,109	25,159	691,890	1,981,404

	Year Ended December 31, 2006
	Public	Commercial	Financial			Latin	Corporate/
	Services	Services	Services	EMEA	Asia Pacific	America	Other(1)	Total
Revenue	$1,339,358	$554,806	$399,331	$703,083	$360,001	$82,319	$5,105	$3,444,003
Operating income (loss)	234,309	57,229	111,192	96,180	68,205	4,465	(770,849)	(199,269)
Depreciation and amortization	10,080	1,089	852	10,573	2,795	712	49,467	75,568
Interest expense(2)	25,915	6,382	4,715	3,637	9,717	2,836	(16,020)	37,182
Total assets(3)	418,999	113,948	63,342	573,489	124,068	24,714	620,680	1,939,240

(1)	Corporate/Other operating loss is principally due to infrastructure and shared services costs, such as facilities, information systems, finance and accounting, human resources, legal and marketing.

(2)	Interest expense is allocated to the industry segments based on accounts receivable and unbilled revenue.

(3)	Industry segment assets include accounts receivable, unbilled revenue, certain software and property and equipment directly attributed to the industry segment, purchased intangible assets and goodwill. All other assets are not allocated to industry segments and are classified as corporate assets.

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BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
  Geographic Information
     Financial data segmented by geographic area is provided below:

	Year Ended December 31,
	2008		2007		2006
		Property and		Property and		Property and
		Equipment,		Equipment,		Equipment,
	Revenue (2)	Net (3)	Revenue (2)	Net (3)	Revenue (2)	Net (3)
North America(1)	$1,941,569	$83,774	$2,206,632	$78,076	$2,293,495	$101,270

EMEA	833,520	12,783	791,298	17,660	703,083	26,930
Asia Pacific	324,047	3,491	362,715	4,738	360,001	4,886
Latin America(4)	101,361	2,139	90,091	3,197	82,319	2,314

Total outside of North America	1,258,928	18,413	1,244,104	25,595	1,145,403	34,130

Corporate/Other	(3,456)	—	4,826	—	5,105	—

Total	$3,197,041	$102,187	$3,455,562	$103,671	$3,444,003	$135,400

(1)	The North America region includes the Public Services, Commercial Services and Financial Services segments. The North America region is comprised of operations in the United States and Canada. The Company reports financial information for these two countries as one region. The Company’s operations in Canada do not contribute materially to the North America region.

(2)	Revenue by geographic region is reported based on where client services are supervised.

(3)	Property and equipment, net of depreciation, related to the geographic region in which the assets reside.

(4)	The Latin America region includes Mexico.
19. Results by Quarter (unaudited)

	Quarterly Periods during the Year Ended
	December 31, 2008
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008
Revenue(1)	$679,310	$800,987	$886,724	$830,020

Costs of service:
Costs of service(2)(3)(4)(5)	503,903	655,128	678,890	683,333
Lease and facilities restructuring charge (credit)	2,774	1,381	(1,627)	(6,052)

Total costs of service	506,677	656,509	677,263	677,281

Gross profit	172,633	144,478	209,461	152,739
Selling, general and administrative expenses(2)(3)(4)	127,304	139,915	140,850	142,749

Operating income	45,329	4,563	68,611	9,990
Interest/other expense, net	(36,774)	(30,692)	(8,458)	(15,887)

Income (loss) before taxes	8,555	(26,129)	60,153	(5,897)
Income tax expense	5,405	4,364	41,693	17,292

Net income (loss)	$3,150	$(30,493)	$18,460	$(23,189)

Income (loss) per share — basic	$0.69	$(6.81)	$4.15	$(5.21)
Income (loss) per share — diluted	$0.52	$(6.81)	$4.15	$(5.21)

(1)	The Company’s revenue in the fourth quarter of 2008 was lower than prior quarters in 2008 due to an overall decline in billable hours and rate per hour. Additionally, the Company recorded several large adjustments to reduce revenue during the fourth quarter of 2008 as a result of performance issues on certain contracts, and settlements with clients regarding contract disputes totaling approximately $27,000.

(2)	During the fourth quarter of 2008, the Company reversed $93,472 of expenses recorded through the third quarter of 2008 associated with the PSU plan, comprised of $76,039 within costs of service and $17,433 within selling, general and administrative expenses, due to the Company’s estimate that the achievement of the performance condition associated with these awards was no longer probable at the end of the plan period.

(3)	During the fourth quarter of 2008, the Company reversed $17,720 of expenses recorded through the third quarter of 2008

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BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
associated with the PCA plan, comprised of $16,269 within costs of service and $1,452 within selling, general and administrative expenses, due to the Company’s estimate that the achievement of the performance condition associated with these awards was no longer probable at the end of the plan period.

(4)	During the fourth quarter of 2008, the Company reversed accruals of $7,721 in connection with our global tax equalization policy, comprised of $7,518 within costs of service and $203 within selling, general and administrative expenses.

(5)	During the fourth quarter of 2008, the Company recorded severance expenses of $15,699, comprised of $14,893 within costs of service and $806 within selling, general and administrative expenses resulting from the Company’s routine adjustments to the size of its workforce to better meet the needs of the business.

	Quarterly Periods during the Year Ended
	December 31, 2007
	December 31,	September 30,	June 30,	March 31,
	2007	2007	2007	2007
Revenue	$852,067	$861,897	$875,346	$866,252

Costs of service:
Costs of service	770,192	725,411	731,486	739,079
Lease and facilities restructuring charge (credit)	20,561	3,866	1,329	(4,887)

Total costs of service	790,753	729,277	732,815	734,192

Gross profit(1)	61,314	132,620	142,531	132,060
Selling, general and administrative expenses	189,042	160,324	174,707	177,244

Operating loss	(127,728)	(27,704)	(32,176)	(45,184)
Interest/other expense, net	(15,228)	(19,822)	(13,626)	(9,022)

Loss before taxes	(142,956)	(47,526)	(45,802)	(54,206)
Income tax expense(2)	26,028	20,480	18,225	7,500

Net loss	$(168,984)	$(68,006)	$(64,027)	$(61,706)

Loss per share — basic and diluted	$(38.80)	$(15.80)	$(14.91)	$(14.39)

(1)	During the fourth quarter of 2007, the Company recorded $58,800 in loss reserves and revenue write downs in addition to $20,561 in lease and facilities restructuring charges which significantly impacted gross profit.

(2)	During the fourth quarter of 2007, the Company recorded a valuation allowance against previously recognized deferred tax assets of $11,867.
20. Related Party Transactions
  AlixPartners
     In September of 2008, the Company signed an Agreement for Interim Management Services with AlixPartners, LLP, an internationally recognized business and financial advisory firm to assist the Company in developing its 2009 plan, participate in its upcoming discussions to restructure its indebtedness and lead a number of key cash management initiatives. Effective November 11, 2008, the Company appointed Kenneth A. Hiltz, a managing director of AlixPartners, LLP, as the Company’s Chief Financial Officer. As of December 31, 2008, the Company has paid AlixPartners, LLP $1,615 and had an outstanding payable balance of $292 for all financial advisory services provided by the firm, including for Mr. Hiltz’s services.

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BEARINGPOINT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(in thousands, except share and per share amounts)
    Friedman Fleischer & Lowe, LLC /Spencer C. Fleischer
     On July 15, 2005, the Company issued $40,000 aggregate principal amount of the 0.50% Convertible Senior Debentures and common stock warrants to purchase up to 70,000 shares of common stock pursuant to a securities purchase agreement, dated July 15, 2005 (the “FF&L Purchase Agreement”), among the Company and certain affiliates of Friedman Fleischer & Lowe, LLC (the “FF&L Purchasers”). In accordance with the terms of the FF&L Purchase Agreement, Mr. Spencer C. Fleischer was appointed to the Company’s Board as a Class I Director, effective July 15, 2005. Mr. Fleischer is a senior managing member and Vice Chairman of Friedman Fleischer & Lowe GP II, LLC, the general partner of Friedman Fleischer & Lowe GP II, LP, which is the general partner of several investment funds that make investments in private and public companies in the United States and Bermuda; he has served in this capacity since 1998. If Mr. Fleischer ceases to be affiliated with the FF&L Purchasers or ceases to serve on the Board, so long as the FF&L Purchasers together hold at least 40% of the original principal amount of the July 2005 Senior Debentures, the FF&L Purchasers or their designees have the right to designate a replacement director to our Board. In connection with the Supplemental Indentures entered into for the Subordinated Debentures and the 5.00% Convertible Senior Debentures and the payment of a consent fee to the holders of the 5.00% Convertible Senior Debentures equal to 1.00% of the outstanding principal amount of the 5.00% Convertible Senior Debentures on November 9, 2006 and an additional consent fee of 0.25% on October 27, 2007, the Company paid to the holders of the 0.50% Convertible Senior Debentures an amount equal to 1.00% of the outstanding principal amount of the 0.50% Convertible Senior Debentures and an additional 0.25%, respectively.  Effective July 15, 2008 Mr. Fleischer resigned from the Company’s Board of Directors.
21. Supplemental Financial Information
     The following tables present a summary of additions and deductions related to the allowances for doubtful accounts receivable and allowances for income tax valuation:

	Balance at	Charge (Benefit) to		Balance at
	Beginning	Costs and	Deductions-	End
Allowance for Doubtful Accounts	of Period	Expenses (1)	Write Offs	of Period
Year Ended December 31, 2008	$5,980	$(1,343)	$(2,350)	$2,287
Year Ended December 31, 2007	5,927	2,465	(2,412)	5,980
Year Ended December 31, 2006	9,326	(464)	(2,935)	5,927

(1)	Expense reflected in other costs of service in the Consolidated Financial Statements

	Balance at	Charged to	Charged	Credited to	Balance at
	Beginning	Income Tax	to Other	Income Tax	End of
Income Tax Valuation Allowance	of Period	Provision	Accounts (2)	Provision	Period
Year Ended December 31, 2008	$468,563	$0	$(12,189)	$(12,722)	$443,652
Year Ended December 31, 2007	408,149	125,590	(65,176)	—	468,563
Year Ended December 31, 2006	338,792	76,775	(7,418)	—	408,149

(2)	Other accounts include deferred tax accounts, currency translation adjustments and amounts related to the adoption of FIN 48.

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